SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

     Preliminary information statement [ ]
                                               Confidential, for use of the
                                               Commission only (as permitted
                                               by Rule 14c-5(d)(2))
     Definitive information statement [X]


                              HILLS STORES COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     Payment of Filing Fee (Check the appropriate box):


 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1) Title of each class of securities to which transaction applies:

                          COMMON STOCK, $0.01 PAR VALUE
              SERIES A CONVERTIBLE PREFERRED STOCK, $.10 PAR VALUE
--------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

                        10,420,870 SHARES OF COMMON STOCK
             848,931 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
--------------------------------------------------------------------------------


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                         $1.50 PER SHARE OF COMMON STOCK
             $1.50 PER SHARE OF SERIES A CONVERTIBLE PREFERRED STOCK
--------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

                                  $3,261,050
--------------------------------------------------------------------------------

      (5) Total fee paid:
                                     $652
--------------------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.

 [X] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                    $3,383
--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

                                 SCHEDULE 14D-1
--------------------------------------------------------------------------------

     (3) Filing Party:
                          AMES DEPARTMENT STORES, INC.
                              HSC ACQUISITION CORP.
--------------------------------------------------------------------------------

     (4) Date Filed:
                                NOVEMBER 18, 1998
--------------------------------------------------------------------------------



NYFS10...:\79\15079\0022\2037\SCH1159U.04A

                              HILLS STORES COMPANY
                                2418 MAIN STREET
                       ROCKY HILL, CONNECTICUT 06067-2598


To Stockholders of
Hills Stores Company:

    A special meeting (the "Special Meeting") of stockholders of Hills Stores Company, a Delaware corporation (the "Company"), will be held on March 19, 1999 at 10:00 a.m., Eastern Standard Time, at 2418 Main Street, Rocky Hill, Connecticut for the following purposes:

       1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 12, 1998 (the "Merger Agreement"), by and among the Company, HSC Acquisition Corp., a Delaware corporation ("Purchaser"), and Ames Department Stores, Inc., a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Purchaser with and into the Company. As a result of the Merger, the Company will survive the Merger and become a wholly-owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.01 per share (the "Common Shares"), and each issued and outstanding share of Series A convertible preferred stock, par value $0.10 per share (the "Preferred Shares", and together with the Common Shares, the "Shares"), of the Company (other than Shares owned by Parent, Purchaser, the Company or any subsidiary of Parent or of the Company, or by stockholders who have properly exercised their dissenter's rights under Delaware law), in each case together with the associated rights to purchase shares of Series B Participating Cumulative Preferred Stock, par value $0.10 (the "Rights"), issued pursuant to the Rights Agreement dated as of August 16, 1994, between the Company and Chemical Bank, as Rights Agent, will be cancelled and converted automatically into the right to receive $1.50 per Share, in cash, without interest, plus a Deferred Contingent Cash Right (a "DCCR") described more fully in the Information Statement attached hereto. The Merger and the Merger Agreement are more fully described in the attached Information Statement which forms a part of this notice.

       2. To transact such other business as may properly come before the meeting. The Company's Board of Directors is not aware of, and does not intend to raise, any other matters to be considered at the Special Meeting.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Only holders of record of Shares at the close of business on February 19, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting on the approval and adoption of the Merger Agreement, including the consummation of the transactions contemplated thereby. At such date, there were 10,420,870 Common Shares and 848,931 Preferred Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

    On November 11, 1998, the Board of Directors of the Company determined that the Merger Agreement and the transactions contemplated thereby, including the Offer (as defined below) and the Merger, are fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer by Purchaser


NYFS10...:\79\15079\0022\2037\FRMD298V.20P
for all of the outstanding Shares at a price of $1.50 per Share, net to the seller in cash, without interest, plus a DCCR, which expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998 (the "Offer"). As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately 81.3% of the issued and outstanding Common Shares and 74.4% of the issued and outstanding Preferred Shares, respectively. Consequently, as of the Record Date, Purchaser will own approximately 80.8% of the voting power of all outstanding securities of the Company.

    Under Delaware law and the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the issued and outstanding Common Shares and Preferred Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that is necessary to approve the Merger Agreement at the Special Meeting. ACCORDINGLY, AS A RESULT OF THE PURCHASE OF SHARES PURSUANT TO THE OFFER, AS WELL AS FROM PURCHASES FOLLOWING CONSUMMATION OF THE OFFER, PURCHASER HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF OUTSTANDING SHARES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH APPROVAL AND ADOPTION. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. The Company currently anticipates that the Merger will be consummated on March 19, 1999 or as promptly as practicable thereafter.

    Under Delaware law, holders of Shares who do not vote to approve the Merger Agreement and who otherwise strictly comply with applicable requirements of
Section 262 ("Section 262") of the General Corporation Law of the State of Delaware (including, but not limited to, delivering a written demand for appraisal to the Company prior to the vote on the approval of the Merger Agreement at the Special Meeting) may demand payment in cash from the Company of the fair value of such stockholder's Shares. THIS NOTICE AND THE ENCLOSED INFORMATION STATEMENT CONSTITUTE NOTICE OF APPRAISAL RIGHTS TO HOLDERS OF SHARES PURSUANT TO SECTION 262. Holders of Shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 (a copy of which is attached as Annex III to the enclosed Information Statement). A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the Company at 2418 Main Street, Rocky Hill, Connecticut 06067-2598, Attention: David H. Lissy, Vice President and Corporate Secretary. Appraisal rights under Section 262 are also discussed in the Information Statement under the heading "Appraisal Rights."

                                    By Order of the Board of Directors,

                                    DAVID H. LISSY
                                    Vice President and Secretary
February 25, 1999
Rocky Hill, Connecticut

                              HILLS STORES COMPANY
                                2418 MAIN STREET
                       ROCKY HILL, CONNECTICUT 06067-2598

                                -----------------

                              INFORMATION STATEMENT

                             FOR THE SPECIAL MEETING
                               OF STOCKHOLDERS OF
                              HILLS STORES COMPANY
                          TO BE HELD ON MARCH 19, 1999

                                -----------------

    This Information Statement is being furnished on behalf of the Board of Directors (hereinafter the "Board" or "Board of Directors") of Hills Stores Company, a Delaware corporation (the "Company"), to the holders of record at the close of business on February 19, 1999 (the "Record Date") of the outstanding shares of (i) common stock, par value $0.01 per share (the "Common Stock"), including the preferred stock purchase rights associated therewith (the "Rights" and, together with the Common Stock, the "Common Shares"), issued pursuant to the Rights Agreement dated as of August 16, 1994, between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"), and (ii) Series A convertible preferred stock, par value $0.10 per share (the "Preferred Stock", together with the associated rights, the "Preferred Shares"; and, together with the Common Shares, the "Shares"), of the Company, in connection with the proposed merger (the "Merger") of HSC Acquisition Corp., a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Ames Department Stores, Inc., a Delaware corporation ("Parent"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of November 12, 1998 (the "Merger Agreement"), by and among the Company, Purchaser, and Parent, a copy of which is attached hereto as Annex I. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and each issued and outstanding Share (other than those Shares owned by Parent, Purchaser, the Company or any subsidiary of Parent or of the Company, or by stockholders who have properly exercised their dissenter's rights under Delaware law) will be cancelled and converted automatically into the right to receive $1.50 per Share, in cash (the "Per Share Cash Amount"), without interest, and a Deferred Contingent Cash Right described more fully herein (a "DCCR", and together with the Per Share Cash Amount, the "Merger Consideration"). FOR A DISCUSSION OF MATTERS RELATING TO THE DCCRS, SEE "THE MERGER -- DEFERRED CONTINGENT CASH RIGHTS" AND "THE MERGER AGREEMENT -- CERTAIN MATTERS RELATING TO DEFERRED CONTINGENT CASH RIGHTS."

    This Information Statement is being furnished in connection with a special meeting (the "Special Meeting") of stockholders of the Company to be held on March 19, 1999. At the Special Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business as may properly come before the meeting.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer by Purchaser for all of the outstanding Shares at a price of $1.50 per Share, net to the seller in cash, without interest, plus a DCCR (the "Offer"). The Offer expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998. As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately 81.3% of the issued and outstanding Common Shares and 74.4% of the issued and

(cover page continued)

outstanding Preferred Shares, respectively. Consequently, as of the Record Date, Purchaser will own approximately 80.8% of the voting power of all outstanding securities of the Company.

    Under the Delaware General Corporation Law (the "DGCL") and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Common Shares and Preferred Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that is necessary to approve the Merger Agreement at the Special Meeting. AS A RESULT OF THE PURCHASE OF SHARES PURSUANT TO THE OFFER, AS WELL AS FROM PURCHASES FOLLOWING CONSUMMATION OF THE OFFER, PURCHASER HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF OUTSTANDING SHARES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH APPROVAL AND ADOPTION. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. The Company currently anticipates that the Merger will be consummated on March 19, 1999, or as promptly as practicable thereafter.

    Concurrent with the Offer, Purchaser commenced a tender offer (the "Note Offer to Purchase") to purchase all of the then outstanding 12-1/2% Senior Notes due 2003 of the Company (the "Notes") and a related consent solicitation to amend certain provisions of the Indenture (as defined below) under which the Notes were issued (the "Consent Solicitation," and together with the Note Offer to Purchase, the "Note Tender Offer"). The Note Tender Offer was made at a price of $700 for each $1,000 principal amount of the Notes payable in cash (the "Note Tender Cash Consideration"), which amount included all accrued and unpaid interest to, but not including the date of payment, plus a DCCR. A portion of the Note Tender Cash Consideration equal to $30 for each $1,000 principal amount of Notes purchased was a payment for the delivery of a consent in accordance with the terms of the Consent Solicitation. Purchaser acquired $144,135,000 in aggregate principal amount of the Notes upon the consummation of the Note Tender Offer, which expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998, representing approximately 73.9% of the aggregate principal amount of the then outstanding Notes.

    Simultaneous with entering into the Merger Agreement, the Company entered into a Stock Option Agreement, dated as of November 12, 1998 (the "Stock Option Agreement"), with Parent and Purchaser pursuant to which the Company granted to Parent an irrevocable option (the "Stock Option") to purchase up to 2,073,753 fully paid and nonassessable Common Shares or such other number of Common Shares as equals 19.9% of the issued and outstanding Common Shares at the time of exercise of the Stock Option, at a purchase price of $1.50 per Common Share, exercisable upon the occurrence of certain events.

    THIS INFORMATION STATEMENT IS ACCOMPANIED BY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 AND A COPY OF THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED OCTOBER 31, 1998. THESE DOCUMENTS ARE INCORPORATED HEREIN BY REFERENCE. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT HAS NOT BEEN PASSED UPON BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Information Statement is first being mailed to stockholders on or about February 25, 1999.

             THIS INFORMATION STATEMENT IS DATED FEBRUARY 25, 1999.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION......................................................  1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  1

SUMMARY....................................................................  4

GENERAL; SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE....................  8

PAYMENT FOR SHARES.........................................................  9

APPRAISAL RIGHTS........................................................... 10

THE MERGER................................................................. 12

THE MERGER AGREEMENT....................................................... 25

FINANCIAL ARRANGEMENTS..................................................... 32

SELECTED FINANCIAL DATA.................................................... 34

MARKET PRICES AND DIVIDENDS................................................ 36

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT .................. 37

OTHER MATTERS.............................................................. 37

ANNEX I     AGREEMENT AND PLAN OF MERGER.................................  I-1

ANNEX II    STOCK OPTION AGREEMENT......................................  II-1

ANNEX III   SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE
                  OF DELAWARE..........................................  III-1

ANNEX IV    OPINION OF WARBURG DILLON READ LLC..........................  IV-1

                               AVAILABLE INFORMATION

   The Company and Parent are subject to the information filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Tender Offer Statement on Schedule 14D-1 (including all amendments thereto) filed by Purchaser and Parent and the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company, each in connection with the Offer, and the respective exhibits thereto, as well as such reports, proxy and information statements and other information filed by the Company and Parent with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10007 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material can also be obtained from the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an internet website at http://www.sec.gov that contains reports, proxy statements and other information.

   Statements contained in this Information Statement or in any document incorporated in this Information Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this Information Statement or such other document, each such statement being qualified in all respects by such reference. All information contained in this Information Statement with respect to the Company has been derived from the Company's Annual Reports on Form 10-K for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996, from its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, and from the Solicitation/Recommendation Statement on Schedule 14D-9, filed by the Company with the Commission on November 18, 1998. All information with respect to Parent and Purchaser has been supplied by Parent.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This Information Statement incorporates by reference documents relating to the Company that are not presented herein or delivered herewith. Such documents, excluding exhibits unless specifically incorporated therein, are available, without charge to any holders of Shares as of the Record Date to whom this Information Statement is delivered, upon written or oral request, to David H. Lissy, Vice President and Corporate Secretary, Hills Stores Company, 2418 Main Street, Rocky Hill, Connecticut 06067-2598, telephone (860) 257-2000. In order to ensure timely delivery of the documents prior to the Special Meeting, any request should be made by March 5, 1999.

   The following documents filed with the Commission by the Company under the Exchange Act are incorporated herein by reference:

   (a)The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

   (b)The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 1998, August, 1, 1998 and October 31, 1998.

   (c)The Company's Current Reports on Form 8-K dated September 30, 1998, October 31, 1998 and November 11, 1998.

   (d)The Company's definitive Proxy Statement relating to its 1998 Annual Meeting of Shareholders held on June 17, 1998.

   (e)The Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9").

   Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to the Company contained in this Information Statement does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

   Any statements contained in this Information Statement involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK AND PREFERRED STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.


                           FORWARD-LOOKING STATEMENTS

   Certain information contained or incorporated by reference in this Information Statement as to the future financial or operating performance of the Company, may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts.

   The forward-looking statements set forth or incorporated by reference in this Information Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Although the Company believes that such assumptions were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements include: completion of the transactions between the Company and Parent, including the Offer, the Note Tender Offer and the Merger; the contemplated operation of the Company as a wholly-owned subsidiary of Parent, including the successful implementation of

Parent's remodeling program for the Company's stores; the general business and economic conditions, consumer demand, consumer preferences and weather patterns in the Midwest and Mid-Atlantic regions of the United States; competitive factors, including continuing pressure from pricing and promotional activities of major competitors; impact of excess retail capacity and the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; acquisition and divestment activities; and other factors described from time to time in the Company's reports filed with the Commission.

   None of the Company, Parent or any of their respective agents, employees or advisors intend or have any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this Information Statement. Neither the Company's nor Parent's independent auditors have examined or compiled such statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements.

                                   SUMMARY

    The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Information Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY. THIS INFORMATION STATEMENT IS ACCOMPANIED BY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 AND A COPY OF THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED OCTOBER 31, 1998. THESE DOCUMENTS ARE INCORPORATED HEREIN BY REFERENCE. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                                  THE COMPANIES

    The Company. The Company operates, through its wholly-owned subsidiary Hills Department Store Company (collectively with the Company, "Hills"), a chain of discount department stores under the trade name of Hills Department Stores. Hills is a regional discount retailer offering a broad range of brand name and other first quality general merchandise. As of November 12, 1998, Hills operated 155 stores in 12 Northeastern, Midwestern and Mid-Atlantic states. The Company's principal executive offices are located at 2418 Main Street, Rocky Hill, Connecticut 06067-2598. The telephone number of the Company at such offices is 860-257-2000.

    Purchaser. Purchaser is a newly incorporated Delaware corporation and a direct wholly-owned subsidiary of Parent. To date Purchaser has not conducted any business other than in connection with the Offer, the Note Tender Offer and the Merger. The principal executive offices of Purchaser are located at c/o Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, Connecticut 06067-2598. The telephone number of Purchaser at such offices is 860-257-2000.

    Parent. Parent and its subsidiaries (collectively, "Ames") are retail merchandisers. As of November 12, 1998, Ames operated 301 discount department stores under the Ames name in 14 states in the Northeast, Middle Atlantic and Mid-West regions and the District of Columbia. The stores are located in rural communities, some of which are not served by other large retail stores, high-traffic suburban sites, small cities and several major metropolitan areas. The stores largely serve middle and lower-middle income customers. The principal executive offices of Parent are located at 2418 Main Street, Rocky Hill, Connecticut 06067-2598. The telephone number of Parent at such offices is 860-257-2000.

                                     GENERAL

    This Information Statement is being delivered in connection with the merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will survive the Merger and become a wholly-owned subsidiary of Parent, each issued and outstanding Share (other than those Shares owned by Parent, Purchaser, the Company or any subsidiary of Parent or of the Company, or by stockholders who have properly exercised their dissenter's rights under the DGCL) will be cancelled and converted automatically into the right to receive the Merger Consideration. Accordingly, the equity interest of all pre-Merger stockholders in the Company will be terminated.

    The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was the Offer. As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately

81.3% of the issued and outstanding Common Shares and 74.4% of the issued and outstanding Preferred Shares, respectively. Consequently, as of the Record Date, Purchaser will own approximately 80.8% of the voting power of all outstanding securities of the Company.

    Concurrent with the Offer, Purchaser commenced the Note Tender Offer to purchase all of the then outstanding Notes and amend certain provisions of the Indenture, dated as of April 19, 1996 (the "Indenture"), among the Company, certain subsidiaries of the Company, as Guarantors, and Fleet National Bank, as Trustee, under which the Notes were issued. The Note Tender Offer was made at a price of $700 for each $1,000 principal amount of the Notes payable in cash, which amount included all accrued and unpaid interest to, but not including the date of payment, plus a DCCR. A portion of the Note Tender Cash Consideration equal to $30 for each $1,000 principal amount of Notes purchased was a payment for the delivery of a consent in accordance with the terms of the Consent Solicitation. Purchaser acquired $144,135,000 in aggregate principal amount of the Notes upon the consummation of the Note Tender Offer which expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998, representing approximately 73.9% of the aggregate principal amount of the then outstanding Notes.

    Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, five of the seven members of the Board of Directors of the Company resigned as directors and three persons designated by Parent were appointed as members of such Board of Directors. See "The Merger Agreement -- The Company Board."

    Following the consummation of the Merger, the Shares will be delisted from the New York Stock Exchange (the "NYSE") and the registration of the Shares under the Exchange Act will be terminated.

                        PARENT'S PLANS FOR THE COMPANY

       Parent presently intends that the Company will be an operating subsidiary of Parent. Parent has begun to implement a $170 million remodeling program for the Company's stores to convert them into "Ames" stores. The remodeling program is anticipated to be implemented over a nine-month period and will involve staggered store closings during the remodeling period. Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which may exist between the operations of the Company and those of Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing. Such changes could include, among other things, closing certain of the Company's stores, transfers of all or any portion of the Company's assets to Parent or a subsidiary of Parent, merging or otherwise consolidating the Company into Parent or another subsidiary of Parent, or changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

                SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

    A Special Meeting of stockholders will be held on March 19, 1999, at 10:00 a.m., Eastern Standard Time, at 2418 Main Street, Rocky Hill, Connecticut. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting.

    Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the issued and outstanding Common Shares and Preferred Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that is necessary to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 10,420,870 Common Shares and 848,931 Preferred Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. At such date, there were approximately 1,879 registered holders of record of the Company's Common Stock and 1,715 registered holders of record of the Company's Preferred Stock.

    As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately 81.3% of the issued and outstanding Common Shares and 74.4% of the issued and outstanding Preferred Shares, respectively. Consequently, as of the Record Date, Purchaser will own approximately 80.8% of the voting power of all outstanding securities of the Company.

    ACCORDINGLY, AS A RESULT OF PURCHASER'S ACQUISITION OF SHARES PURSUANT TO THE OFFER, AS WELL AS FROM PURCHASES FOLLOWING THE CONSUMMATION OF THE OFFER, PURCHASER HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF OUTSTANDING SHARES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH APPROVAL AND ADOPTION. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. The Company currently anticipates that the Merger will be consummated on March 19, 1999, or as promptly as practicable thereafter.


    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                              PAYMENT FOR SHARES

    Upon consummation of the Merger, the Company will make available to ChaseMellon Shareholder Services, L.L.C., as the paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the portions of Shares converted into cash pursuant to the Merger. Holders of record should use the Letter of Transmittal referred to below to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a properly completed and duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for ninety (90) days after the Effective Time will be returned to the Company, as the surviving corporation (the "Surviving Corporation") in the Merger, upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Surviving Corporation for payment thereof.

    A Letter of Transmittal will be sent to all stockholders of the Company under separate cover promptly following the consummation of the Merger. The Letter of Transmittal will advise such holder of the terms of the Merger and the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration. See "Payment for Shares."

                               APPRAISAL RIGHTS

    Under the DGCL, holders of Shares who do not vote to approve the Merger and who otherwise strictly comply with applicable requirements of the DGCL (including, but not limited to, delivering a written demand for appraisal to the Company prior to the vote on the approval of the Merger Agreement at the Special Meeting) may demand payment in cash from the Company of the fair value of such stockholder's Shares. THIS INFORMATION STATEMENT AND THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS ACCOMPANYING THIS INFORMATION STATEMENT CONSTITUTE NOTICE OF APPRAISAL RIGHTS TO HOLDERS OF SHARES PURSUANT TO SECTION 262 OF THE DGCL. See "Appraisal Rights."

                                 THE MERGER

    Background of the Merger. For a description of the events leading up to the approval of the Merger Agreement by the Board of Directors of the Company, see "The Merger -- Background of the Offer and the Merger."

    Approval of the Board of Directors. On November 11, 1998, the Board of Directors of the Company, by a unanimous vote of all directors present, (i) approved the Offer and the Merger, and (ii) decided to recommend that the Company's stockholders accept the Offer and tender their Shares and approve the Merger and the Merger Agreement.

    Opinion of Financial Advisor. Warburg Dillon Read LLC ("Warburg Dillon Read"), the Company's financial advisor, has delivered to the Company its written opinion that, as of November 11, 1998, the $1.50 per Share in cash to be offered to the holders of Shares by the Purchaser pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. Such opinion did not address or take into consideration the value of the DCCRs. Warburg Dillon Read was not requested to, and has not, updated its opinion. The full text of the written opinion of Warburg Dillon Read, which sets forth the procedures followed, the assumptions and qualifications made, the matters considered and limits of its review, is attached to this Information Statement as Annex IV and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

    Deferred Contingent Cash Rights. The DCCR that is part of the Merger Consideration to be received by holders of Shares (other than Parent or Purchaser, or the Company, or their respective subsidiaries or stockholders who have properly exercised their dissenter's rights under the DGCL) in the Merger will entitle each such holder to an amount equal to a pro rata share (rounded up to the nearest cent) of 25% of the Net Recovery (as defined herein), if any, in connection with the Hills Litigation (as defined herein). Pursuant to the terms of the Merger Agreement, the DCCR that was part of the consideration received in the Note Tender Offer entitles a former holder of Notes that were purchased in the Note Tender Offer to an amount equal to such holder's pro rata share (rounded up to the nearest cent) of 50% of the Net Recovery, if any, in connection with the Hills Litigation. See "The Merger -- Deferred Contingent Cash Rights" and "The Merger Agreement -- Certain Matters Relating to Deferred Contingent Cash Rights."

    Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser.

    Conditions to the Merger. The Merger is subject to the satisfaction of certain conditions. See "The Merger Agreement -- Conditions to the Merger." Assuming the satisfaction of such conditions, it is expected that the Merger will be consummated on March 19, 1999, or as promptly as practicable thereafter.

    Regulatory Matters. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), expired at 11:59 p.m. on November 27, 1998. The Company is not aware of any federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger. See "The Merger -- Regulatory Matters."

    Accounting Treatment. The Merger will be accounted for by Parent as a purchase of the Company under statutory accounting practices. See "The Merger -- Accounting Treatment."

    Federal Income Tax Consequences of the Merger. An exchange of Shares for Merger Consideration pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences of the Merger." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

           GENERAL; SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

    This Information Statement is being delivered in connection with the merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will survive the Merger and become a wholly-owned subsidiary of Parent, each issued and outstanding Share (other than those Shares owned by Parent, Purchaser, the Company or any subsidiary of Parent or of the Company, or by stockholders who have properly exercised their dissenter's rights under the DGCL) will be cancelled and converted automatically into the right to receive the Merger Consideration. Accordingly, the equity interest of all pre-Merger stockholders in the Company will be terminated.

    The Merger is the second step of a two-step transaction, pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was the Offer. The Offer expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998. As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately 81.3% of the issued and outstanding Common Shares and 74.4% of the issued and outstanding Preferred Shares, respectively. Consequently, as of the Record Date, Purchaser will own approximately 80.8% of the voting power of all outstanding securities of the Company.

    Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, five of the seven members of the Board of Directors of the Company resigned as directors and three persons designated by Parent were appointed as members of such Board of Directors. See "The Merger Agreement -- The Company Board."

    The Special Meeting will be held on March 19, 1999, at 10:00 a.m., Eastern Standard Time, at 2418 Main Street, Rocky Hill, Connecticut. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting.

    Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the issued and outstanding Common Shares and Preferred Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that is necessary to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 10,420,870 Common Shares and 848,931 Preferred Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. At such date, there were approximately 1,879 registered holders of record of the Company's Common Stock and 1,715 registered holders of record of the Company's Preferred Stock.

    As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately 81.3% of the issued and outstanding Common Shares and 74.4% of the issued and outstanding Preferred Shares, respectively. Consequently, as of the Record Date, Purchaser will own approximately 80.8% of the voting power of all outstanding securities of the Company. ACCORDINGLY, AS A RESULT THE PURCHASE OF SHARES PURSUANT TO THE OFFER, AS WELL AS FROM PURCHASES FOLLOWING CONSUMMATION OF THE OFFER, PURCHASER HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF OUTSTANDING SHARES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH APPROVAL AND ADOPTION. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against approval and adoption of the Merger Agreement.

    The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. As used in this Information Statement, "Effective Time" means the effective time of the Merger under the DGCL.


                              PAYMENT FOR SHARES

    General. Upon consummation of the Merger, the Company will make available to the Paying Agent for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the portions of Shares converted into cash pursuant to the Merger. Holders of record should use the Letter of Transmittal referred to below to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a properly completed and duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for ninety (90) days after the Effective Time will be returned to the Surviving Corporation upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Surviving Corporation for payment thereof.

    Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of the Company under separate cover promptly following the consummation of the Merger. The Letter of Transmittal will advise such holder of the terms of the Merger and the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Per Share Cash Amount.

    Valid Surrender of Shares. Stockholders will not receive any payment for their Shares unless and until they deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, to the Paying Agent, together with the certificate(s) representing the Shares and any required accompanying evidences of authority in a form satisfactory to the Company. If the certificate(s) has (have) been lost or destroyed, such should be indicated on the front cover of the Letter of Transmittal. In such event, the Paying Agent will forward additional documentation necessary to be completed in order to surrender effectively such lost or destroyed certificate(s). No interest will be paid on amounts due for Shares.

    Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

    Signature Guarantee. Except as otherwise provided below, signatures on the Letter of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act, or by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (bank, stockholder, savings and loan association or credit union with a membership approved signature guarantee medallion program) as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares surrendered thereto are submitted (i) by the registered holder (which term, for purposes of this section, shall include any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) of such Shares who has completed neither the section entitled "Special Payment Instructions" nor the section entitled "Special Delivery Instructions" therein or (ii) for the account of an Eligible Institution. If the Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if the payment is to be made to a person other than the registered owner, then the surrendered Certificates must be endorsed or accompanied by duly executed instruments of transfer, in either case signed exactly as the name or names of the registered owner or owners appear on the

Certificates, with the signatures on the Certificates or instruments of transfer guaranteed by an Eligible Institution as provided therein.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the aggregate Merger Consideration payable to a stockholder, such stockholder must provide the Paying Agent with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal.

                               APPRAISAL RIGHTS

    Stockholders of the Company are entitled to appraisal rights under Section 262 of the DGCL ("Section 262") as to Shares owned by them. Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex III to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX III. THIS SUMMARY AND ANNEX III SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    In accordance with Section 262, the Company is obligated to mail to each holder of Shares as of the Record Date notice that such stockholder is entitled to appraisal rights for their Shares. THIS INFORMATION STATEMENT AND THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS THAT ACCOMPANIES THIS INFORMATION STATEMENT, BOTH OF WHICH THE COMPANY COMMENCED MAILING ON FEBRUARY 25, 1999, CONSTITUTE SUCH NOTICE. Each stockholder electing to demand the appraisal of such stockholder's Shares must deliver to the Company, prior to the vote on the Merger at the Special Meeting, a written demand for appraisal of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder's Shares. A proxy or vote against the Merger shall not constitute such a demand. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's Shares should consult with legal counsel before taking any such action. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the Company at 2418 Main Street, Rocky Hill, Connecticut 06067-2598, Attention: David H. Lissy, Vice President and Corporate Secretary.

    A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing such stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

    Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc. et al., decided February 1, 1983, the Delaware Supreme Court set forth the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company...." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    Stockholders considering seeking appraisal should note that the fair value of their Shares determined under Section 262 could be more than, the same as or less than, the Merger Consideration, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears his or its own expenses.

    From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the Merger Consideration upon surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

    Set forth below is a description of the background of the Offer and the Merger, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein. Until the consummation of the Offer, the Board of Directors of the Company consisted of the following individuals: Mark B. Dickstein, John W. Burden III, Chaim Y. Edelstein, Stanton J.
Bluestone, Alan S. Cooper, Samuel L. Katz and Richard E. Montag.

    In late June 1998, Bear, Stearns & Co. Inc. ("Bear Stearns"), Parent's investment bankers, contacted a member of the Company's Board of Directors to advise of Parent's interest in exploring a possible business combination with the Company. Following such contact, on June 29, 1998 Bear Stearns sent an information request to Gregory K. Raven, the Company's then President and Chief Executive Officer. Beginning on July 9, 1998, Joseph R. Ettore, President and Chief Executive Officer of Parent, and representatives of Bear Stearns had several discussions with, and sent letters to, Mr. Raven concerning the possibility of an acquisition transaction and made further requests for Company information.

    On August 18, 1998, the Company's Board of Directors met with Mercer Management Consulting, Inc. ("Mercer") to consider alternatives for improving the Company's stockholders value. These alternatives included the combination of the Company with other discount retailers. The Board of Directors also held an executive meeting to review the status of discussions with Parent and to authorize the execution of the confidentiality agreement. Also, starting in March 1998 and through the beginning of November 1998, the Company had episodic contacts with another discount retailer regarding a possible business combination transaction between the two companies. The companies negotiated the terms of two confidentiality and standstill agreements, neither of which was executed. In later conversations, the other discount retailer indicated that its interest was in acquiring store locations from the Company rather than in pursuing a business combination transaction. As a result of the execution of the Merger Agreement, the Company discontinued contacts with the other discount retailer.

    In August 1998, the Company and Parent negotiated the terms of a confidentiality agreement, which was executed on August 24, 1998 and dated as of August 21, 1998. Beginning in September 1998, Parent began to conduct a due diligence review of the Company's business and held meetings with the Company's chief financial officer and other officers of the Company concerning the Company, its financial status and tax and other financial considerations in connection with a possible business combination.

    Also in August 1998, representatives of Bear Stearns met with certain directors of the Company, to discuss certain issues relating to such transaction.

    On September 3, 1998, the Company issued a press release announcing same-store sales for August had decreased by 8.5%. On October 8, 1998, the Company issued another press release announcing same-store sales for September had decreased by 5.9%.

    In October 1998, the Company retained Warburg Dillon Read to render financial advisory services and assist the Company with respect to its consideration of financial alternatives for the Company, including a possible sale of the Company. Warburg Dillon Read then began discussing with Bear Stearns concerning the acquisition transaction, including price, structure and timing. At a meeting of the Company's Board of Directors on October 20, 1998, Warburg Dillon Read reported to the Board on its discussions with Bear Stearns and presented to the Board certain preliminary financial analyses.

    On October 21, 1998, Bear Stearns and Parent's legal counsel met in New York with Warburg Dillon Read and the Company's legal counsel to discuss certain threshold issues with respect to a possible transaction. Representatives of the Company indicated at the time that, in the view of the Company, the consideration to stockholders in any business combination transaction should include an interest in any recovery in the Hills Litigation (as defined herein). During the week of October 26, 1998, senior officers of Parent and the Company met in New York and discussed certain business due diligence and adverse changes in the Company's business.

    Thereafter, the respective financial advisors, legal counsel and other representatives of Parent and the Company continued to negotiate the terms of an acquisition of the Company by Parent, and Parent continued to conduct its due diligence review of the Company.

    On October 27, 1998, Mr. Raven resigned as the Company's President and Chief Executive Officer, and Mr. Edelstein was appointed to replace Mr. Raven. On November 5, 1998, the Company released its October 1998 sales figures which showed a 9.7% decrease from comparable store sales in October 1997.

    Intensive discussions concerning the terms of the Merger Agreement took place between Parent, the Company and their respective legal representatives beginning on November 9, 1998 and continuing through November 11, 1998. During the evening of November 10, 1998, the Board of Directors of the Company held a telephonic Board meeting at which Mr. Edelstein, the Company's Chairman and Chief Executive Officer, and the Company's legal counsel outlined the principal terms of the business combination negotiated with Parent, substantially as provided in the Merger Agreement, and Warburg Dillon Read gave its preliminary view of the fairness, from a financial point of view, of the $1.50 per Share in cash to be offered to the holders of Shares in the proposed transaction. It was the sense of the Board, subject to a further presentation by Warburg Dillon Read and a more detailed presentation of the terms of the Merger Agreement, that the proposed transaction was in the best interests of the Company's stockholders.

    On November 11, 1998, the Company's Board of Directors met to consider the Offer, the Merger and the Merger Agreement. At the meeting, the Board of Directors of the Company reviewed the Offer, the Merger and the Merger Agreement with the Company's executive officers, the Company's outside legal counsel and representatives of Warburg Dillon Read. The Board of Directors heard a presentation by representatives of Warburg Dillon Read with respect to the financial terms of the proposed Offer and the Merger, including background information and various financial analyses. The Board of Directors also heard presentations by its outside legal counsel with respect to the terms of the proposed offer, the Merger and the Merger Agreement, and outside legal counsel advised the Board that negotiations of the Merger Agreement were substantially complete. The Board of Directors, with the participation of the Company's executive officers, the Company's outside legal counsel and the representatives of Warburg Dillon Read, also reviewed the alternatives for the Company.

    At the conclusion of its presentation, representatives of Warburg Dillon Read delivered the oral opinion of Warburg Dillon Read to the Board of Directors (subsequently confirmed in writing) that, as of such date, the $1.50 per Share in cash to be offered to the holders of Shares by the Purchaser in the Offer and the Merger was fair, from a financial point of view, to such holders.

    Based upon such discussions, presentations and opinion, the Board of Directors by the unanimous vote of all directors present, (i) approved the Offer and the Merger and authorized the officers of the Company to finalize and execute definitive documents for the transaction and (ii) decided to recommend that the Company's stockholders accept the Offer and tender their Shares and approve the Merger and the Merger Agreement. A representative of the Company then contacted Parent to inform it of the Board's determinations.

    Following the meeting, counsel for Parent and the Company completed final negotiations concerning the Merger Agreement. The Merger Agreement and the Stock Option Agreement (as defined below) were executed by the respective parties on November 12, 1998. A joint press release announcing the execution of the Merger Agreement was released by the parties prior to the opening of the U.S. financial markets on November 12, 1998.

On November 18, 1998, pursuant to the terms of the Merger Agreement, the Purchaser commenced the Offer and the Note Tender Offer.

    In arriving at its decision to approve the Offer and Merger and recommend that the Company's stockholders accept the Offer and tender their Shares, the Board of Directors of the Company considered a number of factors, including, without limitation, the following:

       (i) the Company's business, financial condition, results of operations, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects. In particular, the Board of Directors considered the financial condition of the Company, including recent downtrends in the Company's sales and operating results, and the substantial prospects that the Company would have been required to seek protection under the federal bankruptcy laws in the near future if its business did not improve and the Offer and the Note Tender Offer were not consummated;

       (ii) the oral opinion (subsequently confirmed in writing) of Warburg Dillon Read to the effect that, as of the date thereof and based upon certain matters considered relevant by Warburg Dillon Read, the $1.50 per Share in cash to be offered to the holders of Shares by the Purchaser pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of Warburg Dillon Read's written opinion is attached to this Information Statement as Annex IV and is incorporated herein by reference in its entirety. Such opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Warburg Dillon Read in connection with such opinion (see also "- Opinion of Financial Advisor" below);

       (iii) the presentation of Warburg Dillon Read to the Board of Directors at its meeting on November 11, 1998, as to various financial and other matters deemed relevant to the Board of Directors' consideration, including, among other things, a liquidation analysis utilizing in part estimated asset values furnished by management of the Company, a discounted cash flow analysis of the projections prepared by management of the Company, comparable company analysis and comparable acquisition analysis;

       (iv) the historical and then current market prices of the Company's Common Stock, and the fact that the Merger Consideration to be received by the Company's stockholders in both the Offer and the Merger represented a premium over the closing market price of $1.25 on November 10, 1998, the last full trading day prior to the approval and execution of the Merger Agreement;

       (v) the prospects that the Offer and the Merger would be consummated, including the fact that the Offer was subject to a financing condition and the fact that the Offer was conditioned, among other things, on the Purchaser having acquired prior to or simultaneously with the consummation of the Offer 66-2/3% of the then outstanding Notes and the prospects for consummation of the Note Tender Offer;

       (vi) the alternatives to the Offer and the Merger then available to the Company, including, without limitation, continuing to maintain the Company as an independent company;

       (vii) the fact that the Offer and the Merger is a stock transaction with cash consideration, thus eliminating corporate taxation that would be triggered in an asset sale and any uncertainties in valuing the consideration to be received by the Company's stockholders;

       (viii) the receipt by stockholders in the Offer and Merger of the DCCRs, although there is substantial uncertainty in the outcome of the Hills Litigation and, therefore, there can be no assurance that the DCCRs would have any value resulting in any payment being made to stockholders with respect thereto;

       (ix) the financial and other terms and conditions of the Offer, the Merger and the Merger Agreement, including, without limitation, the facts that the terms of the Merger Agreement would not prevent the Board of Directors from determining, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to provide information to and engage in negotiations with third parties making certain bona fide proposals subsequent to execution of the Merger Agreement and would permit the Company, subject to the non-solicitation provisions and the payment of the termination fee discussed above, to enter into a transaction with a third party that would provide more valuable consideration to the Company's stockholders than the Offer and the Merger; and

       (x) the advice of the Company's legal advisors with respect to the terms and conditions of the Merger Agreement, the Offer and the Merger.

    The foregoing discussion of the information and factors considered and given weight by the Board of Directors of the Company prior to the consummation of the Offer is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Company's then existing Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. Rather, the Board of Directors viewed its recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board of Directors may have given different weights to different factors. In arriving at its decision, the Board was aware of the financial interests of Mr. Edelstein and certain other members of the Company's senior management who, pursuant to certain arrangements with the Company, were entitled to, and did receive, payments upon the consummation of the Offer.

    On November 18, 1998, Purchaser commenced the Offer and the Note Tender Offer. On December 16, 1998, in accordance with the terms of the Merger Agreement, Purchaser increased the price at which the Note Tender Offer was made from $550 to $700 for each $1,000 principal amount of the Notes (which amount included all accrued and unpaid interest to, but not including, the date of payment and included a payment of $30 for each $1,000 principal amount of Notes for the delivery of a consent in accordance with the terms of the Consent Solicitation) and extended the deadline for receipt of consents until 5:00 p.m., Eastern Standard Time, on December 24, 1998. In addition, in accordance with the terms of the Merger Agreement, the minimum aggregate principal amount of Notes validly tendered and not withdrawn prior to the expiration of the Note Tender Offer, combined with the Notes already owned by Parent, Purchaser or any of their affiliates, was raised by Purchaser from 66-2/3% to 85% (the "Minimum Note Condition"). The terms of the Consent Solicitation and the DCCR portion of the consideration to be received by holders of the Notes remained unchanged. The Offer and the Note Tender Offer expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998. Prior to the expiration of the Note Tender Offer, the Minimum Note Condition was waived by Purchaser, provided that there shall have been validly tendered and not withdrawn at least 66-2/3% in aggregate principal amount of the then outstanding Notes. As a result of the purchase of Shares pursuant to the Offer, as well as from purchases following consummation of the Offer, Purchaser acquired 8,470,144 Common Shares and 631,675 Preferred Shares, representing approximately 81.3% of the issued and outstanding Common Shares and 74.4% of the issued and outstanding Preferred Shares, respectively. On December 31, 1998, the resignations of seven of nine existing directors of the Company became effective and three persons designated by Purchaser were elected to the Board of Directors. Following the expiration of the Note Tender Offer, Parent purchased $144,135,000 in aggregate principal amount of the Notes, representing approximately 73.9% of the aggregate principal amount of the then outstanding Notes.


OPINION OF FINANCIAL ADVISOR TO THE COMPANY

    In October 1998, the Company retained Warburg Dillon Read to render financial advisory services and to assist the Company with respect to its consideration of financial alternatives, including a possible sale of the Company. On November 11, 1998, Warburg Dillon Read delivered its oral opinion (subsequently confirmed in writing) to the Company's Board of Directors to the effect that based upon and subject to certain matters stated therein, as of such date, the $1.50 per Share in cash to be offered to the holders of Shares by the Purchaser in the Offer and the Merger is fair, from a financial point of view, to such holders.

    THE FULL TEXT OF THE WRITTEN OPINION OF WARBURG DILLON READ DATED NOVEMBER 11, 1998 (THE "WARBURG DILLON READ OPINION"), WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS ANNEX IV HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE WARBURG DILLON READ OPINION IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF THE SHARES AS OF THE DATE THEREOF OF THE PER SHARE CASH AMOUNT TO BE OFFERED TO SUCH HOLDERS IN THE OFFER AND THE MERGER AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE WARBURG DILLON READ OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO WHETHER SUCH SHAREHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER OR AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. HOLDERS OF SHARES ARE URGED TO READ THE WARBURG DILLON READ OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION. REFERENCES TO THE WARBURG DILLON READ OPINION HEREIN AND THE SUMMARY OF THE WARBURG DILLON READ OPINION SET FORTH BELOW ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with arriving at its opinion, Warburg Dillon Read, among other things: (i) reviewed certain publicly available business and historical information relating to the Company, (ii) reviewed the historical price and trading activity for the Common Shares, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to Warburg Dillon Read by the Company and not publicly available, (iv) conducted discussions with senior management of the Company, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses believed by Warburg Dillon Read to be generally comparable to those of the Company, (vi) compared the financial terms of the Offer and the Merger with the publicly available terms of certain other transactions which Warburg Dillon Read believed to be generally relevant, (vii) reviewed drafts of the Merger Agreement, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as Warburg Dillon Read deemed necessary or appropriate. Warburg Dillon Read was not requested to, and did not, solicit third party indications of interest in acquiring the Company.

    In connection with its review, at the Company's direction, Warburg Dillon Read did not assume any responsibility for independent verification for any of the foregoing information and, at the Company's direction, relied on its being complete and accurate in all material respects. In addition, at the Company's direction, Warburg Dillon Read did not make or receive any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor was Warburg Dillon Read furnished with any such evaluation or appraisal. With respect to financial forecasts, estimates and projections referred to above, Warburg Dillon Read assumed, at the Company's direction, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Warburg Dillon Read's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Warburg Dillon Read as of, November 11, 1998. In addition, Warburg Dillon Read was not asked to and did not express any opinion as to the tax consequences of the Offer and the Merger to any holder of Shares.

    At the Company's direction, Warburg Dillon Read was not asked to, nor did they, offer any opinion as to the material terms of the Merger Agreement (including, without limitation, the Note Tender Offer) or the form of the transactions contemplated by the Merger Agreement. In rendering its opinion, Warburg Dillon Read assumed, with the Company's consent that the final executed form of the Merger Agreement did not differ in any material respect from the draft that Warburg Dillon Read examined, and that the Company, the Purchaser and Parent will comply with all the material terms of the Merger Agreement.

    The Warburg Dillon Read Opinion did not address the Company's underlying business decision to effect the Offer and the Merger. In addition, at the Company's direction, the Warburg Dillon Read Opinion did not address the value of, or fairness to the holders of Shares of, the Equity Deferred Contingent Cash Rights. Except as expressly set forth herein, no special instructions were given to Warburg Dillon Read relating to its review, and no limitations were imposed with respect to investigations made or procedures followed by Warburg Dillon Read in rendering the Warburg Dillon Read Opinion. Warburg Dillon Read was not requested to recommend the amount of consideration to be paid in the Offer or the Merger.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Warburg Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in rendering such opinions and on then existing economic, monetary and market conditions as to the significance and relevance of each analysis and factor. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In performing its analysis, Warburg Dillon Read relied on numerous assumptions made by the Company's management and made numerous judgments of its own with regard to the Company's performance, industry performance, general business and economic conditions and other matters, many of which are beyond the Company's ability to control. Any estimates contained in Warburg Dillon Read's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as suggested therein. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Since such estimates are inherently subject to uncertainty, none of the Company, Warburg Dillon Read and any other person assumes responsibility for their accuracy.

    In delivering the Warburg Dillon Read Opinion and making its presentation to the Company's Board of Directors, representatives of Warburg Dillon Read considered and discussed various financial and other matters that it deemed relevant. General valuation considerations deemed relevant by Warburg Dillon Read include, without limitation: (i) the recent downtrends in the Company's sales and operating results (including, without limitation, the Company's October 1998 sales figures, which showed a 9.7% decrease from comparable store sales in October 1997), and the substantial prospects that, absent consummation of the transactions contemplated by the Merger Agreement, the Company would be required to seek protection under the federal bankruptcy laws in the near term if its business did not improve; (ii) the recent trading history of the Common Shares; (iii) the lack of express indications of interest in pursuing an acquisition of the Company from third parties other than the Parent; (iv) due to the Company's precarious financial condition, deteriorating operating results and uncertain future and the fact that most of the publicly-traded companies and companies that had recently been acquired with businesses comparable to that of the Company have or had superior operating, financial and/or growth characteristics to those of the Company, traditional valuation methodologies are less useful; and (v) revised base and downside scenarios (respectively, the "Base Case" and the "Downside Case") of the Company's results of operations for the fiscal year ending January 31, 1999 prepared by the Company's management and provided to Warburg Dillon Read and otherwise not publicly available.

    The summary of Warburg Dillon Read's analyses set forth below does not purport to be a complete description of the analyses underlying Warburg Dillon Read's opinion or presentation to the Company's Board of Directors.

    Analyses Related to the Company

    Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Warburg Dillon Read compared selected financial data of the Company with similar data of selected companies, the securities of which are publicly traded and which are engaged in businesses that Warburg Dillon Read believed to be generally comparable in certain respects to those of the Company. The comparable companies were as follows: Ames Department Stores, Inc., Bradlees, Inc., Caldor Corporation, Kmart Corporation, Shopko Stores Inc. and Wal-Mart Stores, Inc. (the "Comparable Companies"). Warburg Dillon Read determined the total equity value (defined as shares outstanding multiplied by the share price as of November 6, 1998) and derived an unlevered value (defined as total equity value plus the book value of debt, preferred stock and minority interest less cash and cash equivalents) for each of the Comparable Companies. Warburg Dillon Read calculated a range of such unlevered values as a multiple of latest twelve months' ("LTM") sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") and latest net assets. For the Comparable Companies, unlevered value as a multiple of LTM sales averaged 0.5x (0.3x excluding Wal-Mart); unlevered value as a multiple of LTM EBITDA averaged 9.9x (6.7x excluding Wal-Mart); unlevered value as a multiple of LTM EBIT averaged 13.5x (10.1x excluding Wal-Mart); and unlevered value as a multiple of latest net assets averaged 2.6x (1.6x excluding Wal-Mart). Warburg Dillon Read noted that, based on the transactions contemplated by the Merger Agreement, the implied unlevered value for the Company represented 0.2x LTM sales, 4.7x LTM EBITDA, 12.7x LTM EBIT and 0.6x latest net assets. Warburg Dillon Read further noted that, based on the transactions contemplated by the Merger Agreement and using the Base Case and the Downside Case for the year ending January 31, 1999, the implied unlevered value for the Company represented 9.3x Base Case EBITDA and 14.7x Downside Case EBITDA, respectively.

    Analysis of Selected Comparable Acquisitions. Using publicly available information, Warburg Dillon Read compared selected financial data of the Company with similar data of ten companies and/or businesses that have been acquired in the past six years engaged in businesses that Warburg Dillon Read believed to be relevant or comparable in certain respects to that of the Company (the "Comparable Acquired Companies"). For the Comparable Acquired Companies, multiples of the unlevered value of the transactions (total consideration offered for equity plus the book value of debt, preferred stock and minority interest less cash) to the LTM sales of the acquired companies and/or businesses prior to closing for which public information was available averaged 0.6x. Multiples of the unlevered value of the transactions to the LTM EBITDA of the acquired companies and/or businesses prior to closing for which public information was available averaged 10.3x. Multiples of the unlevered value of the transactions to the LTM EBIT of the acquired companies and/or businesses prior to closing for which public information was available averaged 11.1x. Multiples of the unlevered value of the transactions to the latest net assets of the acquired companies and/or businesses prior to closing for which public information was available averaged 1.4x. Warburg Dillon Read noted that, based on the transactions contemplated by the Merger Agreement, the implied unlevered value for the Company represented 0.2x LTM sales, 4.7x LTM EBITDA, 12.7x LTM EBIT and 0.6x latest net assets. Warburg Dillon Read further noted that, based on the transactions contemplated by the Merger Agreement and using the Base Case and the Downside Case for the year ending January 31, 1999, the implied unlevered value for the Company represented 9.3x Base Case EBITDA and 14.7x Downside Case EBITDA, respectively.

    No company, transaction or business used in the analyses described under "Analysis of Selected Comparable Acquisitions" and "Analysis of Selected Publicly Traded Comparable Companies" is identical to the Company or the transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could effect the transaction or the public trading price or other values of the company or companies or businesses to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data. In addition, due to the Company's precarious financial condition, deteriorating operating results and uncertain future and the fact that most of the Comparable Acquired Companies and Comparable Companies have or had superior operating, financial and/or growth characteristics to those of the Company, traditional comparable acquisition and comparable companies valuation methodologies are less useful in valuing the Company.

    Discounted Cash Flow Analysis. Warburg Dillon Read performed a discounted cash flow analysis of the Company using two sets of operating projections provided by the Company's management, which were based upon the Base Case and the Downside Case. In performing its discounted cash flow analysis, Warburg Dillon Read considered various assumptions and applied valuation parameters that it deemed appropriate to the Base Case and the Downside Case. Utilizing both of these scenarios, Warburg Dillon Read calculated the theoretical discounted present value for the Company by adding together (i) the projected future stream of unlevered free cash flow through the fiscal year ending January 31, 2002 and
(ii) the projected continuing value of the Company at the end of the fiscal year ended January 31, 2002 (the "Terminal Value"). The Terminal Value was calculated based on terminal EBITDA multiples of 4.0x to 6.0x for each of the Base Case and the Downside Case. The cash flow streams and the Terminal Values were then discounted to present values using a range of discount rates from 10% to 20%. For the Base Case, Warburg Dillon Read arrived at an implied enterprise value for the Company of approximately $150 million to $230 million. For the Downside Case, Warburg Dillon Read arrived at an implied enterprise value for the Company of approximately $90 million to $140 million. In both cases, the Company's net debt (including capital lease obligations) of $467.2 million, as of August 1, 1998, exceeded the implied enterprise value.

    Theoretical Liquidation Analysis. Given the substantial prospects that, absent consummation of the transactions contemplated by the Merger Agreement, the Company would be required to seek protection under the federal bankruptcy laws in the near term if its business did not improve, Warburg Dillon Read also performed a theoretical liquidation analysis to determine the amount of consideration that might be available to satisfy claims of the Company's secured and unsecured creditors on an orderly liquidation basis. For purposes of this analysis, Warburg Dillon Read assumed that the liquidation would be accomplished in an orderly manner. Based on estimates provided by the Company's management, Warburg Dillon Read estimated that the sale of the Company's assets would yield gross proceeds of approximately $251.3 million to $372.8 million and, after paying costs associated with the liquidation and the bankruptcy administration and satisfying the Company's allegedly secured creditors, net proceeds available for distribution to unsecured creditors of approximately $27.3 million to $203.8 million. Using Company management's estimates for the amount of unsecured claims against the Company of approximately $453.5 million to $463.6 million, Warburg Dillon Read estimated that, under an orderly liquidation process, the Company's unsecured creditors would receive approximately $0.06 to $0.44 on the dollar for their claims, potentially leaving no proceeds available for the holders of Shares.

    In addition to the above outlined analyses, Warburg Dillon Read performed such other valuation analyses as it deemed appropriate in determining the fairness from a financial point of view to the holders of the Shares of the Per Share Cash Amount to be offered to such holders in the Offer and the Merger.

    Warburg Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company retained Warburg Dillon Read because it is an internationally recognized investment banking firm and because of its experience in the valuation of companies. In the past, Warburg Dillon Read and its predecessors may have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, Warburg Dillon Read, its predecessors and affiliates may have traded securities of the Company or Parent for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

    Terms of Warburg Dillon Read's Engagement. Pursuant to the terms of an engagement letter, dated October 20, 1998, between the Company and Warburg Dillon Read, the Company agreed to pay Warburg Dillon Read (i) a fee of $150,000 per month in the first three months of its engagement and $100,000 per month for each successive month thereafter with the minimum aggregate amount of such monthly fees being $450,000, and a fee of $3.6 million (net of monthly fees paid during the first three months) upon consummation of a sale of the Company or other similar transaction, including consummation of the Offer. The Company also agreed to reimburse Warburg Dillon Read's reasonable expenses, including the fees and disbursements of its counsel, and to indemnify and defend Warburg Dillon Read and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of the engagement.

DEFERRED CONTINGENT CASH RIGHTS

    Pursuant to the terms of the Merger Agreement, the DCCR to be issued to holders of Shares (other than Parent or Purchaser, or the Company, or their respective subsidiaries) in the Merger will entitle each such holder to an amount equal to a pro rata share (rounded up to the nearest cent) of 25% of the Net Recovery (as defined below), if any. For these purposes a holder's pro rata share is a fraction, the numerator of which is the number of Shares held by such person immediately prior to the consummation of the Offer or at the time of the Merger, as the case may be, and the denominator of which is the total number of Shares outstanding immediately prior to the consummation of the Offer after giving effect to the exercise after the consummation of the Offer of any options, warrants and rights under the Company's Associate Stock Purchase Plan. Pursuant to the terms of the Merger Agreement, the DCCR received in the Note Tender Offer will entitle a holder of Notes that are purchased in the Note Tender Offer to an amount equal to such holder's pro rata share (rounded up to the nearest cent) of 50% of the Net Recovery, if any, in connection with the Hills Litigation (as defined below). The Merger Agreement defines the term "Net Recovery" to mean (1) the sum of (A) cash payments, if any, actually received by the Surviving Corporation in respect of a final, non-appealable judgment in or settlement (including any cash tax refund received by any defendant and paid over to the Surviving Corporation) of the Hills Litigation (as defined below) and any advances to other parties recovered by the Surviving Corporation and (B) amounts received after the consummation of the Offer from certain employees of the Company who settled related claims prior to such time or who otherwise make payments after such time in respect of such related claims (including any cash tax refund received by any such persons and paid over to the Surviving Corporation), together with any interest earned on the foregoing (such cash payments are hereinafter collectively referred to as, the "Cash Payment"), minus, without prioritization (2) the sum of (A) the aggregate expenses incurred after consummation of the Offer by Parent, Purchaser, the Company or the Surviving Corporation in prosecuting and defending the Hills Litigation and obtaining such Cash Payment, (B) the aggregate payments or advances by the Company or the Surviving Corporation after consummation of the Offer to or on behalf of third parties relating to claims of indemnification in connection with the Hills Litigation, (C) a fee to be paid to members of a committee to be designated by the Company's Board of Directors prior to the consummation of the Offer (the "Litigation Committee") as compensation for the performance of their services under the Merger Agreement in connection with the Hills Litigation, (D) any indemnification payments on behalf of the Litigation Committee pursuant to the applicable section of the Merger Agreement, and (E) any payments or settlements made by the Surviving Corporation on counterclaims under the Hills Litigation. The Merger Agreement defines the term "Hills Litigation" as the lawsuit styled Hills Stores Company v. Bozic, et al. (Del. Ch., filed September
1995) and the counterclaims asserted in such action, and any other claims by the Company arising out of or with respect to the subject matter of the claims filed by the Company against the defendants in the aforesaid action. For the purposes of the discussion of the DCCRs and the definitions of "Hills Litigation" and "Net Recovery" in this Information Statement, the term "Surviving Corporation" shall refer to either the Surviving Corporation or the Company after consummation of the Offer and the terms "Company" and "Surviving Corporation" shall include in each case any of their respective subsidiaries. See "The Merger Agreement -- Certain Matters Relating to Deferred Contingent Cash Rights." THE VALUE OF DCCRS IS DEPENDENT UPON THE OUTCOME OF THE HILLS LITIGATION. THE AMOUNT, IF ANY, THAT MAY BE RECOVERED IN CONNECTION WITH THE HILLS LITIGATION IS IMPOSSIBLE TO ESTIMATE AT THIS TIME, AND ANY RECOVERY IS DEPENDENT ON THE FAVORABLE RESOLUTION OF MANY COMPLEX FACTUAL AND LEGAL ISSUES. THERE CAN BE NO ASSURANCE THAT THE DCCRS ULTIMATELY WILL HAVE ANY VALUE RESULTING IN ANY PAYMENT BEING MADE WITH RESPECT THERETO.

    A DCCR WILL NOT (I) BE TRANSFERABLE BY ANY RECIPIENT THEREOF, EXCEPT BY WILL OR PURSUANT TO THE LAWS OF DESCENT AND DISTRIBUTION OR BY OPERATION OF LAW, (II) BE EVIDENCED BY A CERTIFICATE OR OTHER INSTRUMENT, (III) POSSESS ANY VOTING RIGHTS, (IV) RECEIVE OR BE ENTITLED TO RECEIVE ANY DIVIDENDS OR INTEREST, OR (V) REPRESENT ANY EQUITY INTEREST IN THE COMPANY, PURCHASER, PARENT OR THE SURVIVING CORPORATION. If no payments on the DCCRs have been made by the fifth anniversary of the
Effective Time, the DCCRs shall expire and none of the Company, Purchaser, Parent or the Surviving Corporation shall have any further obligations with respect thereto; provided, however, that the Surviving Corporation and the Litigation Committee will use commercially reasonable efforts to extend the term of the DCCRs if the Hills Litigation is not resolved within such five-year period or if any settlement entered into has not been fully performed.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a purchase of the Company by Parent in accordance with statutory accounting practices, whereby the purchase price will be allocated based upon the historic statutory book values of the admitted assets acquired and the statutory liabilities assumed by Parent with the excess being recorded as goodwill.

EFFECT OF THE MERGER ON THE COMPANY'S STOCKHOLDERS

    Consummation of the Merger is contingent upon, among other things, the approval by the holders of a majority of the issued and outstanding Common Shares and Preferred Shares, voting together as a single class. In the Merger, each Share outstanding at the Effective Time (other than Shares owned by Parent, Purchaser, the Company or any subsidiary of Parent or of the Company, or by stockholders who have properly exercised their dissenter's rights under the
DGCL) will be cancelled and converted automatically into the right to receive the Merger Consideration. Therefore, as a result of the Merger, the entire equity interest in the Company will be owned by Parent and the Company's current stockholders will no longer have any equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving any such earnings and growth, or the potential to realize greater value for their shares of stock through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each current holder of Shares will have only the right to receive the Merger Consideration or to seek appraisal rights described under the heading "Appraisal Rights" above. In addition, following the consummation of the Merger, the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated.

GOING PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser is seeking to acquire the remaining Shares not held by it. Parent believes, however, that Rule 13e-3 will not be applicable to the Merger because, as currently contemplated, the Merger will be effected within one (1) year following consummation of the Offer and in the Merger stockholders will receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of certain material U.S. federal income tax consequences resulting from the exchange of the Shares pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and rulings and judicial decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could affect the continuing validity of this discussion. HOLDERS OF SHARES ("HOLDERS") SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THOSE ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

    This discussion does not address the federal income tax consequences to Holders (i) who do not hold the Shares as a capital asset within the meaning of
Section 1221 of the Code, (ii) who are subject to special rules or treatment under the federal income tax laws, including, without limitation, non-U.S. persons, dealers in securities or foreign currency, tax-exempt organizations, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies, other financial institutions, or taxpayers who hold the Shares as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar, or (iii) who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. This discussion also does not consider any aspect of federal estate or gift taxation, state, local or foreign income or other taxation.

    No rulings have been requested from the Internal Revenue Service (the "Service") with respect to any of the tax aspects of or relating to the Merger. As indicated below, as a result of the DCCRs, the tax consequences of an exchange of Shares pursuant to the Merger is uncertain. The presence of the DCCRs as a component of the Merger Consideration may affect, for federal income tax purposes, the timing and/or character of a Holder's gain or loss on the exchange of Shares pursuant to the Merger as well as the timing and character of gain or loss on payments received by, or imputed to, such Holder with respect to or upon disposition, termination or expiration of such DCCRs. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE SERVICE WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED BELOW OR OTHERWISE RELATING TO THE MERGER, OR THAT ANY SUCH CHALLENGE WOULD NOT BE SUSTAINED.

    THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

    The federal income tax consequences of the Merger to a Holder, including the receipt and ownership of DCCRs, will depend, among other things, on whether the DCCRs have an ascertainable fair market value ("FMV") as of the date the Merger is consummated (the "Consummation Date"), and whether the DCCRs are treated, for federal income tax purposes, as a contract right received in respect of property or as a debt instrument. Other factors may affect a particular Holder's consequences, including the amount and timing of any payments received in respect of such DCCRs and the Holder's method of accounting for interest income.

    1. Gain or Loss on Exchange of Shares; Receipt and Ownership of DCCRs

    An exchange of Shares for Merger Consideration by Holders pursuant to the Merger will be a taxable transaction for federal income tax purposes. A Holder will generally recognize gain or loss on the exchange in an amount equal to the difference between (i) the sum of the cash plus the FMV of any other property, which likely would include the DCCRs, received in exchange for the Shares and
(ii) such Holder's adjusted tax basis in the Shares.

    Gain or loss upon an exchange of Shares pursuant to the Merger will generally be capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss where, at the time of the exchange, the Holder has held the Shares for more than one year, or short-term capital gain or loss where, at the time of the exchange, the Holder has held the Shares for one year or less.

    As mentioned above, gain or loss in respect of a Holder's exchange of Shares will be determined with reference to the amount realized by the Holder, which amount realized will likely include the DCCRs. An important issue affecting Holders receiving DCCRs pursuant to the Merger, including whether a DCCR will be taken into account at the Consummation Date in calculating a Holder's gain or loss, is whether the FMV of the DCCRs, at the Consummation Date, can reasonably be ascertained. Assuming that the DCCRs have a reasonably ascertainable FMV, a Holder's amount realized on the exchange of the Shares should then equal the cash plus the FMV of the DCCRs received in the Merger. The Holder's tax basis in the DCCRs would also equal such FMV. The Purchaser believes that one reasonable methodology for ascertaining the FMV of the DCCRs as of the Consummation Date is by reducing the average trading price of the Shares at such date, but not below zero, by the cash distributed to Holders pursuant to the Merger.

    Amounts received as Net Recovery and/or payments to Holders in respect of the DCCRs would cause such Holders to recognize income, gain or loss (the character and timing of which is uncertain). Given the wholly contingent nature of DCCRs, the lack of transferability with respect to the DCCRs, and the uncertain term of the DCCRs, the Purchaser believes that the DCCRs should not be treated as debt instruments for federal income tax purposes. Rather, while subject to some uncertainty, the Purchaser intends to take the position (absent future authoritative clarification) that payments in respect of the DCCRs should be characterized as payments under a contract for the sale or exchange of the Shares and subject to the imputed interest provisions of Section 483 of the Code. In such circumstances, as stated earlier, the Holder's adjusted tax basis in the DCCRs would equal the FMV of such DCCRs at such time that the Holder receives the DCCRs (i.e., the Consummation Date). Payments in respect of the DCCRs would have an interest income component, the amount of which would be a function of the timing of such payment and the applicable federal rate ("AFR") at the Consummation Date. For example, for a payment within 3 years, the interest component would generally be the difference between the payment and its discounted value as of the Consummation Date using the AFR in effect at the Consummation Date for short-term obligations.

    The treatment of the excess of any payment over the amount of interest imputed in respect thereof is unclear. It is possible such excess would be treated as capital gain or loss in respect of the Holder's exchange of its Shares or a termination payment in respect of the DCCRs. In the event neither of these characterizations obtain, such excess would be treated as ordinary income or loss. Any such income, gain or loss would be calculated with reference to the Holder's adjusted tax basis in the DCCRs; the timing of such income, gain or loss and the allocation of basis in calculating the amount thereof may depend upon, among other things, whether the settlement or resolution of the litigations underlying payments with respect to the DCCRs occurs at one time or over an extended period of time, and upon the structuring of any such settlement or resolution.

    If Section 483 of the Code is determined not to govern such DCCRs, e.g., if the DCCRs are treated as debt instruments, the timing and character of a Holder's income in respect of the receipt of, and payment under, the DCCRs may differ, including the possibility that the Holder's imputed interest income in respect of the DCCRs would be accelerated (with the result that income may be recognized earlier than the actual receipt of a payment) and that the excess of any payment over the amount of interest imputed would be treated as additional interest income.

    In the event it is determined that the DCCRs do not have a reasonably ascertainable FMV as of the Consummation Date, the amount, timing and character of a Holder's gain or loss on both its exchange of Shares pursuant to the Merger and payments in respect of the DCCRs may differ from that described above.

    2. Information Reporting

    Information statements reporting the payment of the Merger Consideration will be provided to the IRS and to Holders whose Shares are exchanged pursuant to the Merger (except with respect to Holders that are exempt from the information reporting rules).

    3. Backup Withholding and Substitute Form W-9

    Under federal income tax law, a backup withholding tax equal to 31% of the Merger Consideration will apply if a Holder who exchanges Shares is not exempt from backup withholding and (i) fails to furnish such Holder's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the Paying Agent (as payor) in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such Holder has failed to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such Holder has not been notified by the IRS that such Holder is subject to backup withholding. Backup withholding does not apply to payments made to certain exempt recipients, such as tax-exempt organizations and most corporations. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or credit against such Holder's federal income tax liability, provided that the required information is furnished to the IRS. If the Paying Agent is not provided with the correct TIN, the Holder may be subject to a penalty imposed by the IRS.

    To prevent backup withholding, a Holder or other payee that is not an exempt recipient should complete the Substitute Form W-9 on the Letter of Transmittal certifying that the TIN provided on such form is correct and that such Holder or other payee is not subject to backup withholding.

    THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE AND DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS, AND OF ANY PROPOSED CHANGES IN SUCH APPLICABLE LAWS.

REGULATORY MATTERS

    The waiting period under the HSR Act expired at 11:59 p.m. on November 27, 1998. The Company is not aware of any federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger.

    The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the U.S. antitrust laws of transactions such as Purchaser's acquisition of the Company. At any time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.


                             THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex I to this Information Statement, and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

    Representations and Warranties. In the Merger Agreement, the Company made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, certificate of incorporation and bylaws, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement and the Stock Option Agreement, no conflicts between the Merger Agreement, the Stock Option Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, required consents, compliance with applicable laws, filings with the Commission, financial statements, absence of certain changes or events, litigation, employee benefit plans, labor and employment matters, disclosures in proxy statement and tender offer documents, owned and leased real and personal property, intellectual property, tax matters, environmental matters, material contracts, insurance, certain payments, licenses and permits, letters of credit, surety bonds and guarantees, brokers' and finders' fees, Year 2000, applicability of state takeover statutes, the Rights Agreement, receipt of the Financial Advisor Opinion and full disclosure.

    In the Merger Agreement, Parent and Purchaser made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement and the Stock Option Agreement, no conflicts between the Merger Agreement, the Stock Option Agreement and the certificate of incorporation and by-laws of Parent or Purchaser or laws applicable to Parent or Purchaser, required consents, financing, disclosures in a proxy statement and tender offer documents, and brokers' and finders' fees.

    Conditions to the Merger. The obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, or Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement and the Transactions shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Company's Certificate of Incorporation, in order to consummate the Merger; (ii) any waiting period or extension thereof applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action, the Company and Parent shall use their reasonable efforts to lift) and has the effect of making the acquisition of Shares by Purchaser or any affiliate of Purchaser or the consummation of the Merger illegal under applicable law or otherwise restricting, preventing or prohibiting under applicable law the consummation of the transactions contemplated by the Merger Agreement; (iv) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; (v) the Supplemental Indenture shall have been entered into and Purchaser or its permitted assignee shall have purchased all Notes validly tendered and not withdrawn pursuant to the Note Tender Offer; and
(vi) Purchaser shall have received sufficient financing, on terms at least as favorable to it as those specified in the Commitment Letter, to pay the aggregate Merger Consideration payable under the Merger Agreement, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation.

    The Offer and the Note Tender Offer. In the Merger Agreement, Parent agreed, subject to certain conditions, and among other things, to offer $1.50 per Share, net to the seller in cash, without interest thereon, and a DCCR to the holders of the Company's Shares. The Offer expired at 5:00 p.m., Eastern Standard Time, on December 30, 1998. Having been satisfied that all of the conditions to the Offer had been met, Purchaser timely accepted for payment, and paid for, all Shares validly tendered and not withdrawn pursuant to the Offer. Concurrent with the Offer, Purchaser commenced the Note Tender Offer to purchase all of the then outstanding Notes and amend certain provisions of the Indenture. The Note Tender Offer was originally commenced at a price of $550 for each $1,000 principal amount of the Notes payable in cash, which amount included all accrued and unpaid interest to, but not including the date of payment, plus a DCCR. Consummation of the Note Tender Offer was conditioned upon, among other things, the requirement that the aggregate principal amount of Notes validly tendered and not withdrawn prior to the expiration of the Note Tender Offer, combined with the Notes already owned by Parent, Purchaser and their affiliates, constituted at least 66-2/3% in aggregate principal amount of the then outstanding Notes. A portion of the Note Tender Cash Consideration equal to $30 for each $1,000 principal amount of Notes was a payment for the delivery of a consent in accordance with the terms of the Consent Solicitation (the "Consent Fee"). On December 16, 1998, in accordance with the terms of the Merger Agreement, Purchaser increased the price at which the Note Tender Offer was made from $550 to $700 for each $1,000 principal amount of the Notes (which amount included all accrued and unpaid interest to, but not including, the date of payment and included the Consent Fee) and extended the deadline for receipt of consents until 5:00 p.m., Eastern Standard Time, on December 24, 1998. In addition, in accordance with the terms of the Merger Agreement, the Minimum Note Condition was raised by Purchaser from 66-2/3% to 85%. The terms of the Consent Solicitation and the DCCR portion of the consideration to be received by holders of Notes remained unchanged. The Offer and the Note Tender Offer expired at 12:00 Midnight, Eastern Standard Time, on December 30, 1998. Prior to the expiration of the Note Tender Offer, the Minimum Note Condition was waived by Purchaser, provided that there shall have been validly tendered and not withdrawn at least 66-2/3% in aggregate principal amount of the then outstanding Notes. Following the expiration of the Note Tender Offer, Purchaser acquired $144,135,000 in aggregate principal amount of the Notes, representing approximately 73.9% of the aggregate principal amount of the then outstanding Notes.

    Certain Matters Relating to Deferred Contingent Cash Rights. The Merger Agreement provides that the DCCRs will not (i) be transferable by any recipient thereof, except by will or pursuant to the laws of descent and distribution or by operation of law, (ii) be evidenced by a certificate or other instrument,
(iii) possess any voting rights, (iv) receive or be entitled to receive any dividends or interest, or (v) represent any equity interest in the Surviving Corporation.

    The Surviving Corporation will maintain books of record of the recipients of the DCCRs in the Offer, the Merger and the Note Tender Offer as provided by the Merger Agreement, which books of record shall show the names and addresses of the respective recipients of the DCCRs.

    Payment, if any, on the DCCRs will be made to the registered recipients thereof from time to time following the date, if ever, that the Surviving Corporation receives and accumulates $1,000,000 of previously undistributed Net Recovery after the establishment of a reasonable reserve. Such payments shall be made to the registered recipients of DCCRs at their respective addresses in the books of record of the Surviving Corporation. All Cash Payments shall be maintained in a segregated account until distributed and shall be invested in U.S. government obligations to the extent practicable, and any interest thereon shall be added to the Net Recovery.

    Unless otherwise agreed to by the Litigation Committee, the Surviving Corporation will continue to prosecute and defend the Hills Litigation; provided, however, that in no event will the Surviving Corporation be obligated to expend after consummation of the Offer an amount in excess of $1,000,000 (the "Litigation Cap") in connection with such prosecution and defense, exclusive of payments or advances to or on behalf of other parties to the Hills Litigation relating to claims of indemnification. The Hills Litigation shall continue to be prosecuted and defended by the law firm of Kramer Levin Naftalis & Frankel LLP, unless otherwise agreed to by the Surviving Corporation and the Litigation Committee; provided, however, that the Surviving Corporation may engage other counsel to defend the Hills Litigation, in which case the costs of such defense shall not be included in the Litigation Cap; and, provided further, that, at such time as the Litigation Cap and any Non-Recourse Financing (as defined below) shall have been expended, the Surviving Corporation will have sole discretion in choosing a law firm to continue to prosecute the Hills Litigation. Subject only to the two foregoing sentences, and notwithstanding anything to the contrary in the Merger Agreement or otherwise, the Surviving Corporation will retain sole and exclusive control of the Hills Litigation, provided, however, that, unless the amount of the Litigation Cap and any Non-Recourse Financing have been expended, the Surviving Corporation will not settle or dismiss the Hills Litigation without the consent of a majority of the Litigation Committee, which consent will not unreasonably be withheld.

    Notwithstanding anything to the contrary in the Merger Agreement or otherwise, (i) no recipient of a DCCR will have any rights against the Surviving Corporation or its directors, officers, stockholders or affiliates or the Litigation Committee for any decision regarding the conduct or disposition of the Hills Litigation and (ii) the Surviving Corporation's determination of the amounts of the Net Recovery will be final, conclusive and binding on the recipients of the DCCRs, subject to review of such computation by the Litigation Committee. Notwithstanding anything to the contrary in the Merger Agreement or otherwise, any and all distributions of Net Recovery, if any, must be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

    The members of the Litigation Committee will have no other duties, rights or obligations except as specifically set forth in the applicable section of the Merger Agreement and no implied covenants or obligations may be read in to the Merger Agreement against such members. The Litigation Committee will be entitled to an aggregate fee (the "Committee Fee") of 2% of the Net Recovery, if any, less any Advances (as defined below) from the Surviving Corporation, as full compensation for the performance of their services under the Merger Agreement. The Surviving Corporation shall make an advance at the rate of $10,000 per annum to each member of the Litigation Committee (the "Advance") for a period equal to the earlier of three years from the Effective Time or the final distribution of all Net Recovery. Each such Advance shall be considered an expenditure by the Surviving Corporation in prosecution of the Hills Litigation.

    Subject to the next sentence, the Surviving Corporation will indemnify and hold harmless each member of the Litigation Committee from any third party judgments, losses, claims, damages and liabilities with respect to the performance of his responsibilities under the applicable section of the Merger Agreement (including reasonable attorneys fees, costs of investigation and other expenses reasonably incurred by the Litigation Committee in performing its responsibilities under the applicable section of the Merger Agreement), except to the extent that a court of competent jurisdiction issues a final decision that such member acted in bad faith or with gross negligence or willful misconduct. The foregoing obligation of indemnification will be limited to unexpended funds under the Litigation Cap and the amount of any Net Recovery.

    Notwithstanding anything to the contrary contained in the Merger Agreement or otherwise, if no payments on the DCCRs have been made by the fifth anniversary of the Effective Time, the DCCRs will expire and the Surviving Corporation will have no further obligations with respect thereto; provided however, that the Surviving Corporation and the Litigation Committee will use commercially reasonable efforts to extend the term of the applicable section of the Merger Agreement if the Hills Litigation is not resolved within such five year period or if any settlement entered into has not been fully performed.

    The Litigation Committee, to the extent required, is authorized to obtain financing ("Non-Recourse Financing") to prosecute and defend the Hills Litigation in the event the Litigation Cap is fully expended (provided that such financing is recourse only to the Net Recovery) on terms otherwise reasonably satisfactory to the Parent and the Surviving Corporation, and without cost (other than its proportionate share of the Net Recovery) or contractual liability to the Parent or the Surviving Corporation.

    The Litigation Committee may enforce the provisions of the Merger Agreement relating to the DCCRs on behalf of the recipients thereof, and will be entitled to reimbursement of its expenses (including costs of investigation and reasonable attorneys fees) in connection therewith irrespective of whether the Litigation

Committee prevails in such enforcement action, unless such enforcement action is not in good faith or without basis in law or fact. The foregoing reimbursement will be limited to unexpended funds under the Litigation Cap and the amount of any Net Recovery. The Litigation Committee will have the authority to act on behalf of the recipients in resolving with the Surviving Corporation any ambiguities in the Merger Agreement pertaining to the DCCRs, and to compromise or settle with the Surviving Corporation on behalf of the recipients any conflicts or disputes relating to the DCCRs.

    For the purposes of the foregoing discussion and the definitions of "Hills Litigation" and "Net Recovery" used elsewhere in this Information Statement, the term "Surviving Corporation" refers to either the Surviving Corporation or the Company after the consummation of the Offer and the terms "Company" and "Surviving Corporation" shall include in each case any of their respective subsidiaries.

    The Company Board. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding. Pursuant to the Merger Agreement, the Company agrees, at such time of purchase, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. The Merger Agreement also provides that, at such times, the Company shall use all reasonable efforts to cause persons designated by Parent to constitute the same percentage as persons designated by Parent shall constitute of the Company Board with respect to (a) each committee of the Company Board (some of whom may be required to be independent as required by applicable law or requirements of the
NYSE), (b) each board of directors of each Subsidiary and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, five of the seven members of the Board of Directors of the Company resigned as directors and three persons designated by Parent were appointed as members of such Board of Directors.

    The Merger Agreement provides that, notwithstanding the foregoing, the parties thereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be Continuing Directors (as defined below). From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment or modification of the Merger Agreement, any amendment to the Certificate of Incorporation or By-Laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions contemplated by the Merger Agreement and the Transactions and the full Company Board; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Company Board.

    "Continuing Director" is defined as (i) any member of the Company Board as of the date of the Merger Agreement, or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee of, Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Company Board, and in each case under clauses (i) and (ii), who is not an employee of the Company.

    Stockholders' Meeting. Pursuant to the Merger Agreement, in the event that the affirmative vote of the holders of Shares is required to approve the Merger under Delaware Law, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Special Stockholders' Meeting"). The Merger Agreement provides that, in the event that the affirmative vote of holders of Shares is required to approve the Merger, the Company shall, as soon as practicable following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Special Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has also agreed, subject to the fiduciary duties of the Company Board under applicable law as advised by the Company's counsel, to include in the Proxy Statement the unanimous recommendation of the Company Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use all reasonable efforts to obtain such approval and adoption. Purchaser has agreed to vote all Shares beneficially owned by it in favor of the Merger. Because Parent and Purchaser control more than 50% of the votes represented by the Shares, there is no need to solicit proxies from other stockholders of the Company. Accordingly, this Information Statement has been prepared in lieu of the Proxy Statement.

    Options; Warrants, etc. The Merger Agreement provides that after the Effective Time, to the extent provided for in the Stock Option Plans (as defined below), each holder of an outstanding option to purchase any shares of capital stock of the Company (in each case, an "Option") shall be entitled, upon exercise of such Option, to receive, in lieu of Common Shares, an amount of cash and DCCRs equal to the amount thereof to which such holder would actually have been entitled if such holder had exercised such option immediately prior to the Effective Time.

    The Merger Agreement provides that the Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares ("Stock Option Plans"), shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation.

    The Merger Agreement provides that after the Effective Time, to the extent provided for in the Warrants, each holder of Warrants shall be entitled, upon exercise of such Warrants, to receive, in lieu of Common Shares, an amount of cash and DCCRs equal to the amount thereof to which such holder would actually have been entitled if such holder had exercised such Warrant immediately prior to the Effective Time.

    In addition, the Merger Agreement provides that prior to the Effective Time, the Company shall (i) use all reasonable efforts (but not including any payment to holders of Options or Warrants) to obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Warrants and Options, and (ii) amend the terms of the applicable Stock Option Plan, in each case as is necessary to give effect to the foregoing.

    With respect to the options pursuant to the Company's Associate Stock Purchase Plan (the "Stock Purchase Plan"), the Merger Agreement provides that
(i) the holder of each option outstanding as of the Effective Time will be entitled to receive as of the Effective Time upon exercise, in lieu of the number of Common Shares as to which such option was exercisable, the Merger Consideration to which such holder would have been entitled pursuant to the terms of the Merger Agreement, as if such holder had been the holder of record (as of the last business day prior to the Effective Time) of a number of Common Shares equal to the number of shares for which such option was exercisable, and
(ii) the Company shall amend the Stock Purchase Plan to provide for (A) the suspension of participation during any offering periods commencing subsequent to the date of the Merger Agreement for the pendency of the Merger and subject to the successful consummation of the Merger and (B) the termination of the Stock Purchase Plan as of the Effective Time.

    Indemnification. The Merger Agreement provides that the Company shall, and, from and after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the same extent as such persons are entitled to indemnification as of the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in the applicable provision of the Merger Agreement shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each Person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries.

    The Merger Agreement provides that not later than 30 days after the Consummation of the Offer, the Surviving Corporation will procure directors' and officers' liability insurance policies (the "New Insurance") covering for a period of six years after the Effective Time those Persons who are currently covered by the Company's directors' and officers' liability insurance policies (the "Current Insurance") and providing coverage (including but not limited to amounts of coverage, amounts of deductibles, employment practices liability and other terms) that are no less favorable than the terms (exclusive of year 2000 coverage) contained in the Current Insurance. Pursuant to the terms of the Merger Agreement, the Surviving Corporation will maintain the New Insurance continuously in effect for such six years period and will not cancel the Current Insurance unless and until the New Insurance has been procured. If the New Insurance is provided under any insurance policies other than a "run-off" of the Company's existing insurance policies, such new policies shall be in form and substance reasonably satisfactory to the Continuing Directors. The Merger Agreement further provides that the foregoing indemnification provisions shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

    Miscellaneous. The Merger Agreement provides that Parent shall be responsible for the performance of, and, if necessary, shall perform, or cause to be performed, each obligation of Purchaser or the Surviving Corporation, or either of their permitted successors and assigns, under the Merger Agreement.

                            STOCK OPTION AGREEMENT

       The following is a summary of the material terms of the Stock Option Agreement, dated as of November 12, 1998, between the Company and Parent (the "Stock Option Agreement"). This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement, a copy of which is attached as Annex II of this Information Statement and is incorporated herein by reference. Capitalized terms not otherwise defined herein or in the following summary shall have the meaning set forth in the Stock Option Agreement.

       Grant of Option. The Stock Option Agreement provides for the grant by the Company to Parent of an irrevocable option (the "Stock Option") to purchase up to 2,073,753 Common Shares, or such other number of Common Shares as equals 19.9% of the issued and outstanding Common Shares at the time of exercise of the

Stock Option, at a price of $1.50 per Share (the "Exercise Price"), payable in cash in accordance with the terms of the Stock Option Agreement.

       Exercise of Option. The Stock Option Agreement provides that the Stock Option may be exercised by Parent in whole or in part, at any time or from time to time (a) after the Merger Agreement is terminated pursuant to a Trigger Event (as defined below) or (b) after Purchaser accepts payment for Shares tendered in the Offer and prior to the Effective Time. For the purposes of the Stock Option Agreement, "Trigger Event" means the termination of the Merger Agreement either
(i) by the Company, if it has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal, in accordance with the applicable provisions of the Merger Agreement, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates the Merger Agreement and makes simultaneous payment to Parent of the Expenses and the Termination Fee, or (ii) by Parent, if prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement, or the Merger or shall have recommended or approved a Takeover Proposal.

       Termination. The Stock Option Agreement provides that the Stock Option will terminate upon the earliest of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement pursuant to the termination provisions thereof, other than a termination as a result of the occurrence of a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement as a result of the occurrence of a Trigger Event (or if, at the expiration of such 120 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal, but in no event later than 210 days after the date of termination of the Merger Agreement). The Stock Option Agreement further provides that the Stock Option may not be exercised if Parent is in material breach of any of its representation, warranties, covenants or agreements contained in the Stock Option Agreement or the Merger Agreement.

       Certain Repurchases. The Stock Option Agreement provides that, at the request of Parent at any time during which the Stock Option is exercisable (the "Repurchase Period"), the Company (or any successor entity) will repurchase from Parent the Stock Option, or any portion thereof, for a price equal to the amount by which the Market/Tender Offer Price (as defined below) for Common Shares as of the date Parent gives notice of its intent to exercise its rights to "put" the Stock Option to the Company exceeds the Exercise Price, multiplied by the number of Common Shares purchasable pursuant to the Stock Option (or portion thereof with respect to which Parent is exercising its rights to "put" the Stock Option to the Company). For purposes of the Stock Option Agreement, Market/Tender Offer Price means the higher of (A) the highest price per Common Share paid as of such date pursuant to any tender or exchange offer or other Takeover Proposal or (B) the average of the closing sale prices of Common Shares on the NYSE for the ten trading days immediately preceding such date.

       Registration Rights. The Stock Option Agreement provides that in the event that Parent desires to sell any of the Common Shares purchased pursuant to the Stock Option within three years after such purchase, and such sale requires in the opinion of counsel to Parent, which opinion will be reasonably satisfactory to the Company and its counsel, registration of such shares under the Securities Act, Parent may, by written notice (the "Registration Notice") to the Company, request the Company to register under the Securities Act all or any part of the Common Shares purchased pursuant to the Stock Option ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters will effect as wide a distribution of such Registrable Securities as is reasonably practicable and will use their best efforts to prevent any person and its affiliates from purchasing through such offering Restricted Shares representing more than 2% of the outstanding Common Shares on a fully diluted basis (a "Permitted Offering"). The Company (and/or any person designated by the Company) will have the option, exercisable by written notice delivered to Parent within 10 business days after the receipt of the Registration Notice, to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value (as defined in the Stock Option Agreement) of such Registrable Securities. Purchaser is entitled to request an aggregate of two effective registration statements under the terms of the Stock Option Agreement.

       Adjustment upon Changes in Capitalization. The Stock Option Agreement provides that in the event of any change in Common Shares by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, will be adjusted appropriately.

                            FINANCIAL ARRANGEMENTS

    The following is a summary of the Second Amended and Restated Credit Agreement, dated as of December 31, 1998 (the "Credit Agreement"), by and among Ames FS, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Ames FS"), Ames Merchandising Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Ames Merchandising"), and Hills Department Store Company, a Delaware corporation and wholly-owned subsidiary of the Company ("HDSC," and together with Ames FS and Ames Merchandising, the "Borrowers"), the financial institutions from time to time party thereto (the "Lenders"), BankAmerica Business Credit, Inc., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and the other credit parties named therein (such credit parties, together with the Borrowers, the "Credit Parties"). This summary is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed with the Commission as an exhibit to Parent's Current Report on Form 8-K, dated January 15, 1999. See "Available Information."

THE COMMITMENT AND THE LOANS

    Subject to the terms and conditions of the Credit Agreement and in reliance on the representations and warranties of the Credit Parties set forth therein, the Lenders agreed to amend the Amended and Restated Credit Agreement, dated as of December 27, 1996 (the "Existing Credit Agreement"), by and among Ames FS, Ames Merchandising and certain affiliates thereof, certain of the Lenders, the co-agents party thereto and the Administrative Agent in order to (i) terminate the existing $20,000,000 term loan facility, (ii) increase the aggregate maximum principal amount of the revolving credit facilities provided from $320,000,000 to $650,000,000 at any one time (the "Loans") and (iii) add HDSC as a borrower thereunder. All proceeds of the Loans were used to pay in full all amounts outstanding under the Existing Credit Agreement and under the Loan and Security Agreement, dated as of September 30, 1996, among certain lenders, the Administrative Agent, the Company, HDSC, C.R.H. International, Inc. and other loan parties signatories thereto, and to fund working capital, capital expenditures and other general corporate purposes of Parent and its subsidiaries. The Lenders are obligated under the Credit Agreement to provide a sublimit of $150,000,000 for letters of credit.

INTEREST RATE

    The interest rate applicable to the Loans on any day is, depending on the election of the Borrowers, either (i) the rate of interest in effect for such day as publicly announced from time to time by the Bank of America in San Francisco, California as its "reference rate", plus 0.625% (subject to downward adjustments depending on the achievement of certain financial ratios) or (ii) the rate of interest per annum equal to the London interbank market rate ("LIBOR") divided by the result obtained by subtracting the maximum reserve percentage in effect on such day under regulations issued from time to time by the Federal Reserve Board from 1.00, plus 2.25% (subject to downward adjustments depending on the achievement of certain financial ratios). Interest is payable monthly in arrears. Upon and during the continuance of an event of default under the Credit Agreement, the Loans shall bear interest at a rate that is 2.0% in excess of the rate otherwise applicable at such time.

PREPAYMENTS; REPAYMENTS

    The Borrowers may prepay the Loans in whole or in part at any time. The Borrowers may jointly (but not individually) terminate the Credit Agreement upon 30 business days notice upon (w) the payment of all outstanding Loans and cancellation of the letters of credit, (x) payment of an early termination fee,
(y) payment of all other obligations to the Lenders and the Administrative Agent and (z) the payment to the Lenders of certain funding losses resulting from the termination of LIBOR Loans. The Borrowers will be required to prepay the Loans in certain circumstances from the receipt of proceeds from insurance, condemnation, confiscation or similar occurrences. The Loans shall otherwise be payable in full on June 30, 2002, the termination date of the Credit Agreement.

SECURITY

    The Loans are secured by liens on and security interests in substantially all of the Borrowers' personal property, including, without limitation, its inventory, real property, equipment, accounts receivable, general intangibles, patents, trademarks, copyrights, computer hardware and software, and the proceeds thereof. In addition, each of the Credit Parties has guaranteed the Loans.

REPRESENTATIONS AND WARRANTIES

    The Credit Parties have made representations and warranties with respect to
(i) the location of the collateral securing the Loans, (ii) the absence of other liens (other than certain permitted liens), (iii) the possession and control of its equipment and inventory, (iv) the delivery of instruments and chattel paper,
(v) financial statements and projections, (vi) title to property, (vii) solvency, (viii) litigation, (ix) labor matters, (x) environmental matters, (xi) employee benefit plans, (xii) intellectual property, (xiii) year 2000 status and
(xiv) the absence of defaults or events of default.

COVENANTS

    So long as any of the Lenders' lending commitments under the Credit Agreement remain in effect and until all of the Borrowers' liabilities under the Credit Agreement have been irrevocably paid in full, the Borrowers will be required to perform or comply with certain covenants, including, without limitation, covenants relating to (i) notice and information delivery requirements, (ii) the payment of taxes and claims, (iii) the maintenance of assets and properties, (iv) the maintenance of insurance policies, (v) compliance with laws, including, without limitation, environmental laws and regulations, (vi) restrictions on merger, consolidations and sales, (vii) restrictions on investments, (viii) limitations on debt incurrence, (ix) minimum EBITDA and (x) minimum EBITDA to cash interest expense, capital expenditures and payments of principal. In addition, the Borrowers have covenanted that minimum availability under the Loans will be $100,000,000.

EVENTS OF DEFAULT

    The Credit Agreement contains customary events of default including, without limitation, (i) the failure to pay principal or interest on the Loans when due within five days, (ii) any representation or warranty proving to have been false when made, (iii) the failure to comply with any other term, covenant or agreement of the Credit Agreement (subject, in certain instances, to grace periods), (iv) defaults with respect to certain other agreements of the Credit Parties, (v) bankruptcy and insolvency and (vi) the failure of the Credit Agreement or any collateral documents to remain in full force and effect and to create a valid and perfected first priority security interest in the collateral securing the Loans.

                             SELECTED FINANCIAL DATA

The selected consolidated financial information of the Company presented below was derived from the consolidated financial statements of the Company as of and for each of the fiscal years in the five-year period ended January 31, 1998 and for the fiscal quarter in the thirty-nine weeks ended October 31, 1998 and November 1, 1997. The Company's consolidated financial data for the thirty-nine week periods ended October 31, 1998 and November 1, 1997 has been derived from the Company's unaudited condensed consolidated financial statements and reflects all normal recurring adjustments which are, in the opinion of management, necessary to present a fair statement of the results for such interim periods. Operating results for the thirty-nine weeks ended October 31, 1998 may not be indicative of the results that can be expected for the full fiscal year 1998. The Company emerged from Chapter 11 proceedings on October 4, 1993. For financial reporting purposes, the Company adopted fresh-start reporting as of October 2, 1993. Under fresh-start reporting, a new reporting entity is created and recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Financial data prior to October 2, 1993 has been designated as those of the Predecessor Company. A black line has been drawn to separate the Successor Company financial data from the Predecessor Company financial data to signify that they are those of a new reporting entity and have been prepared on a basis not comparable to prior periods. The following selected financial information should be read in conjunction with the Company's consolidated financial statements, the notes thereto, and the independent auditors report thereon, and with the Company's condensed consolidated financial statements and the notes thereto, all of which are incorporated herein by reference.

                                                     Successor                                  Pro Forma                Predecessor
                                                      Company                                  Combined (8)                Company
------------------------------------------------------------------------------------------------------------------------------------
                      Thirty-Nine Weeks
                            Ended                                                               Fifty-Two    Seventeen   Thirty-Five
                         (Unaudited)                                                           Weeks Ended  Weeks Ended  Weeks Ended
                   ------------------------                                                    -----------  -----------  -----------
(in thousands,
except per share                            Fiscal     Fiscal         Fiscal         Fiscal
amounts and        October 31,  November 1,  Year       Year           Year           Year      January 29,  January 29,  October 2,
number of stores)     1998       1997        1997       1996           1995           1994          1994        1994         1993
------------------------------------------------------------------------------------------------------------------------------------
Net sales         $1,119,879  $1,137,328 $1,768,274  $1,878,477     $1,900,104     $1,872,021    $1,765,533  $  772,685 $   992,848

Gross profit      $  290,939  $  298,033 $  461,939  $  486,124     $  515,683     $  531,800    $  505,583  $  223,034 $   282,549

Net earnings
  (loss)
  applicable
  to common
  shareholders
  before
  extraordinary
  items           $ (126,011) $ (29,885) $   (9,015) $  (30,780)(1) $  (16,666)(2) $   40,431(3) $   30,041  $  36,235  $   (9,747)

Net earnings
  (loss)
  applicable
  to common
  shareholders    $ (126,011) $ (29,885) $   (9,015) $  (35,058)(1) $  (16,666)(2) $   40,431(3) $   30,041  $  36,235  $ 248,492(4)

Basic earnings
  (loss) per
  common
  share (9)       $   (12.04) $   (2.87) $    (0.87) $    (3.42)(1) $    (1.70)(2) $     3.75    $     3.34  $    4.03  $   12.58(5)

Diluted earnings
  (loss) per
  common
  share (9)       $   (12.04) $   (2.87) $    (0.87) $    (3.42)(1) $    (1.70)(2) $     2.73    $     2.03  $    2.45  $   12.58(5)

Basic average
  shares
  outstanding         10,464      10,373      10,387      10,252          9,810        10,794         9,000      9,000      19,757

Diluted average
  shares
  outstanding         10,464      10,373      10,387      10,252          9,810        14,832        14,794     14,794      19,757

FINANCIAL
POSITION:

Total assets      $1,055,566  $1,096,615 $   882,581 $   900,353    $   863,563    $1,009,801                $928,129   $  987,268

Working
  capital (6)     $  106,956  $  234,955 $   233,413 $   270,021    $   250,965    $  344,119                $232,742   $  301,980

Liabilities
  subject to
  compromise (7)  $       --  $      --  $       --  $       --     $       --     $      --                 $    --    $  775,169

Long-term
  obligations     $  429,356  $  447,974 $   447,221 $   455,556    $   416,084    $  422,573                $365,599   $  122,230

Preferred stock   $   18,086  $   18,317 $    18,209 $    19,942    $    24,636    $   64,144                $100,000   $   33,143

Common
  shareholder's
  equity
  (deficit)       $   92,571  $  196,790 $   217,978 $   224,784    $   254,663    $  306,741                $230,235   $(186,934)

Number of stores
  operated at
  period end             155         155         155         165            164           154                     151          151
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes a $33.7 million pretax charge ($20.7 million after tax, or $2.02 per diluted share) related to the estimated cost of impairment of long-lived assets and the closing of ten stores in January 1997. In addition, the net loss applicable to common shareholders includes an extraordinary after tax loss of $4.3 million, or $0.42 per diluted share, from early extinguishments of debt.

(2) Includes a $45.5 million pretax charge ($32.5 million after tax, or $3.31 per diluted share) incurred in connection with the 1995 Change in Control (see Note 19 of Notes to Consolidated Financial Statements).

(3) Includes the following pretax items: $9.6 million of income related to a reversal of liabilities established in fresh-start accounting, $2.2 million paid to holders of the Company's Senior Notes in connection with the Company's self-tender in March 1995, and a $4.5 million pension gain.

(4) Includes a $258.2 million after tax extraordinary gain on the discharge of prepetition debt.

(5) Diluted earnings per share for the thirty-five weeks ended October 2, 1993 includes an extraordinary gain per common share of $13.07 on the discharge of prepetition debt. (footnotes continued on next page)

(footnotes continued)

(6) Working capital has been restated for all periods, except for the thirty-five weeks ended October 2, 1993, to reflect a reclass between current and long term liabilities to conform to current year presentation.

(7) On February 4, 1991, the Company, its former parent, Hills Department Stores, Inc., and the five principal subsidiaries of the Company, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. As a result, the Company reclassified certain current liabilities to Liabilities subject to compromise at February 3, 1991.

(8) The unaudited Pro Forma Combining Statements of Operations present the pro forma combined results of the operations of the Successor and Predecessor companies for the fifty-two weeks ended January 29, 1994 and have been adjusted to reflect: the implementation of fresh-start reporting as of January 31, 1993; elimination of the effects of non-recurring transactions resulting from the reorganization included in the results of the Predecessor Company; and payment to creditors pursuant to the POR as of January 31, 1993. See the 1994 annual report previously filed which details the combination process.

(9) All earnings per share data for periods prior to 1997 have been restated to conform to FAS 128.

                           MARKET PRICES AND DIVIDENDS

The Common Stock is listed and principally traded through the NYSE under the symbol "HDS" and the Preferred Stock is listed and principally traded through the NYSE under the symbol "HDSPR". The following tables set forth, for each of the fiscal quarters indicated, the high and low sales price per Common Stock and Preferred Stock on the NYSE. All prices per share set forth below are as reported in published financial sources.

COMMON STOCK
------------
                                                                                             HIGH       LOW
                                                                                             ----       ---
Fiscal Year Ending January 29, 2000
   First Quarter (through February 17, 1999)........................................         $1.56     $1.50
Fiscal Year Ending January 30, 1999
   Fourth Quarter ended January 30, 1999............................................         $1.69     $1.00
   Third Quarter ended October 31, 1998.............................................          5.06      1.31
   Second Quarter ended August 1, 1998..............................................          7.56      4.06
   First Quarter ended May 2, 1998..................................................          4.94      2.75
Fiscal Year Ended January 31, 1998
   Fourth Quarter ended January 31, 1998............................................         $4.00     $3.00
   Third Quarter ended November 1, 1997.............................................          5.38      3.00
   Second Quarter ended August 2, 1997..............................................          4.88      2.63
   First Quarter ended May 3, 1997..................................................          6.38      2.88
Fiscal Year Ended February 1, 1997
   Fourth Quarter ended February 1, 1997............................................         $7.75     $2.75
   Third Quarter ended November 2, 1996.............................................          8.88      6.75
   Second Quarter ended August 3, 1996..............................................          12.88     6.88
   First Quarter ended May 4, 1996..................................................          13.75     7.88

                                                                                             PREFERRED STOCK
                                                                                             ---------------

                                                                                             HIGH       LOW
                                                                                             ----       ---
Fiscal Year Ending January 29, 2000
   First Quarter (through February 17, 1999)........................................         $1.56     $1.56
Fiscal Year Ending January 30, 1999
   Fourth Quarter ended January 30, 1999............................................         $2.75     $1.25
   Third Quarter ended October 31, 1998.............................................          5.06      1.88
   Second Quarter ended August 1, 1998..............................................          8.00      5.00
   First Quarter ended May 2, 1998..................................................          5.00      3.06
Fiscal Year Ended January 31, 1998
   Fourth Quarter ended January 31, 1998............................................         $4.00     $3.00
   Third Quarter ended November 1, 1997.............................................          5.25      3.50
   Second Quarter ended August 2, 1997..............................................          5.00      2.63
   First Quarter ended May 3, 1997..................................................          6.38      3.50
Fiscal Year Ended February 1, 1997
   Fourth Quarter ended February 1, 1997............................................         $7.38     $3.00
   Third Quarter ended November 2, 1996.............................................          8.63      6.75
   Second Quarter ended August 3, 1996..............................................          12.50     7.13
   First Quarter ended May 4, 1996..................................................          13.38     8.13


   On November 11, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported closing sales price of the Common Shares on the NYSE was $1.31 per Common Share, and the last reported closing sales price of the Preferred Shares on the NYSE was $1.94 per Preferred Share. On November 17, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Common Shares on the NYSE was $1.44 per Common Share, and the last reported sales price of the Preferred Shares on the NYSE was $1.88 per Preferred Share. Stockholders are urged to obtain a current market quotation for the Common Shares and for the Preferred Shares. Following the consummation of the Merger, the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated.

   The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

           PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT


   The following table sets forth the number of shares of the Company's Common Stock and Preferred Stock beneficially owned as of February 1, 1999 by Purchaser. To the Company's knowledge, there are no beneficial owners of more than 5% of the Company's Common Stock or Preferred Stock, other than Purchaser. To the Company's knowledge, no directors or officers of the Company beneficially own any Shares.

                                    Number of Shares                   Number of Shares
                                     of Common Stock     Percent of      of Preferred     Percent of     Percent
Name and Address of Beneficial        Beneficially         Common     Stock Beneficially  Preferred     of Voting
         Owner(1)                         Owned            Stock(2)         Owned          Stock(3)      Stock(4)
------------------------------      ----------------     ----------   ------------------  -----------   ----------
HSC Acquisition Corp.                   8,470,144           81.3%           631,675          74.4%         80.8%
c/o Ames Department Stores, Inc.
2418 Main Street
Rocky Hills, Connecticut 06067-2598(5)


-----------------

(1)    Based upon information supplied by HSC Acquisition Corp.

(2) Represents the shares of Common Stock owned beneficially as a percentage of the aggregate of 10,420,870 shares of Common Stock outstanding as of February 1, 1999.

(3) Represents the shares of Preferred Stock owned beneficially as a percentage of the aggregate of 848,931 shares of Preferred Stock outstanding as of February 1, 1999. Each share of Preferred Stock is immediately convertible into one share of Common Stock, and the Preferred Stock has coextensive voting rights with the Common Stock.

(4) Represents the Shares owned beneficially as a percentage of the aggregate of 10,420,870 shares of Common Stock and 848,931 shares of Preferred Stock outstanding as of February 1, 1999.

(5) HSC Acquisition Corp., which is referred to throughout this Information Statement as "Purchaser," is a wholly-owned subsidiary of Parent. Accordingly, Parent is deemed to beneficially own the Shares owned by Purchaser.


                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Special Meeting other than that described above.

                                                                      ANNEX I



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          AMES DEPARTMENT STORES, INC.,

                              HSC ACQUISITION CORP.

                                       and

                              HILLS STORES COMPANY

                          Dated as of November 12, 1998










                                       I-1



15079/0022/2403/18995rev.w3

                                TABLE OF CONTENTS
                                -----------------

                                                                                      Page
                                                                                      ----
ARTICLE I   THE OFFER.................................................................  7
      SECTION 1.01 The Offer..........................................................  7
      SECTION 1.02 Note Tender Offer..................................................  8
      SECTION 1.03 Company Action.....................................................  9

ARTICLE II  THE MERGER ............................................................... 11
      SECTION 2.01 The Merger......................................................... 11
      SECTION 2.02 Effective Time; Closing............................................ 11
      SECTION 2.03 Effect of the Merger............................................... 11
      SECTION 2.04 Certificate of Incorporation; Bylaws............................... 11
      SECTION 2.05 Directors and Officers............................................. 11
      SECTION 2.06 Conversion of Securities........................................... 11
      SECTION 2.07 Stock Options; Warrants............................................ 12
      SECTION 2.08 Surrender of Shares; Stock Transfer Books.......................... 12
      SECTION 2.09 Dissenting Shares.................................................. 13
      SECTION 2.10 Withholding Taxes.................................................. 14
      SECTION 2.11 Certain Matters Relating to Deferred Contingent Cash Rights........ 14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................. 16
      SECTION 3.01 Organization and Qualification; Subsidiaries....................... 16
      SECTION 3.02 Certificate of Incorporation and Bylaws............................ 16
      SECTION 3.03 Capitalization..................................................... 16
      SECTION 3.04 Authority Relative to this Agreement............................... 17
      SECTION 3.05 No Conflict; Required Filings and Consents......................... 17
      SECTION 3.06 Compliance......................................................... 18
      SECTION 3.07 SEC Filings; Financial Statements.................................. 18
      SECTION 3.08 Absence of Certain Changes or Events............................... 18
      SECTION 3.09 Absence of Litigation.............................................. 19
      SECTION 3.10 Employee Benefit Plans............................................. 19
      SECTION 3.11 Labor Matters...................................................... 20
      SECTION 3.12 Offer Documents; Schedule 14D-9; Proxy Statement................... 21
      SECTION 3.13 Tangible Property; Real Property and Leases........................ 21
      SECTION 3.14 Trademarks, Patents and Copyrights................................. 22
      SECTION 3.15 Taxes.............................................................. 22
      SECTION 3.16 Environmental Matters.............................................. 23
      SECTION 3.17 Contracts.......................................................... 24
      SECTION 3.18 Insurance; Workers' Compensation................................... 25
      SECTION 3.19 Certain Payments; Absence of Certain Business Practices............ 25
      SECTION 3.20 Licenses and Permits............................................... 25
      SECTION 3.21 Letters of Credit, Surety Bonds, Guarantees........................ 25
      SECTION 3.22 Brokers............................................................ 25
      SECTION 3.23 Year 2000.......................................................... 25
      SECTION 3.24 Applicability of State Takeover Statutes........................... 25
      SECTION 3.25 Amendment to Rights Agreement...................................... 25
      SECTION 3.26 Opinion of Financial Advisor....................................... 26
      SECTION 3.27 Full Disclosure.................................................... 26


                                       I-2

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.................... 26
      SECTION 4.01 Corporate Organization............................................. 26
      SECTION 4.02 Authority Relative to This Agreement............................... 26
      SECTION 4.03 No Conflict; Required Filings and Consents......................... 26
      SECTION 4.04 Financing.......................................................... 27
      SECTION 4.05 Offer Documents; Proxy Statement................................... 27
      SECTION 4.06 Brokers............................................................ 27

ARTICLE V   CONDUCT OF BUSINESS PENDING THE MERGER.................................... 27
      SECTION 5.01 Conduct of Business by the Company Pending the Merger.............. 27

ARTICLE VI  ADDITIONAL AGREEMENTS..................................................... 29
      SECTION 6.01 Special Stockholders' Meeting...................................... 29
      SECTION 6.02 Proxy Statement.................................................... 29
      SECTION 6.03 Company Board Representation; Section 14(f)........................ 29
      SECTION 6.04 Access to Information; Confidentiality............................. 30
      SECTION 6.05 No Solicitation.................................................... 30
      SECTION 6.06 Directors' and Officers' Indemnification and Insurance............. 31
      SECTION 6.07 Notification of Certain Matters.................................... 32
      SECTION 6.08 Further Action; Reasonable Efforts................................. 32
      SECTION 6.09 Public Announcements............................................... 32
      SECTION 6.10 Confidentiality Agreement.......................................... 33
      SECTION 6.11 State Takeover Laws................................................ 33
      SECTION 6.12 Employment Covenant................................................ 33
      SECTION 6.13 Financing.......................................................... 33

ARTICLE VII CONDITIONS TO THE MERGER.................................................. 33
      SECTION 7.01 Conditions to the Merger........................................... 33

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER........................................ 34
      SECTION 8.01 Termination........................................................ 34
      SECTION 8.02 Effect of the Termination.......................................... 35
      SECTION 8.03 Fees and Expenses.................................................. 35
      SECTION 8.04 Amendment.......................................................... 36
      SECTION 8.05 Waiver............................................................. 36

ARTICLE IX  GENERAL PROVISIONS........................................................ 36
      SECTION 9.01 Non-Survival of Representations, Warranties and Agreements......... 36
      SECTION 9.02 Notices............................................................ 36
      SECTION 9.03 Certain Definitions................................................ 37
      SECTION 9.04 Severability....................................................... 39
      SECTION 9.05 Entire Agreement, Assignment....................................... 39
      SECTION 9.06 Parties in Interest................................................ 39
      SECTION 9.07 Specific Performance............................................... 39
      SECTION 9.08 Governing Law...................................................... 39
      SECTION 9.09 Headings........................................................... 39
      SECTION 9.10 Counterparts....................................................... 39
      SECTION 9.11 Certain Undertakings by Parent..................................... 40


Stock Option Agreement -- Exhibit A

Disclosure Schedule

Section 3.01       --        Subsidiaries of the Company
Section 3.03       --        Capitalization and Stock Option Plans
Section 3.06       --        Compliance
Section 3.07       --        SEC Filings; Financial Statements
Section 3.08       --        Certain Developments
Section 3.09       --        Legal Proceedings
Section 3.10       --        Employee Benefit Plans
Section 3.11       --        Labor Matters
Section 3.13       --        Real and Leased Properties
Section 3.14       --        Trademarks, Patents and Copyrights
Section 3.15       --        Taxes
Section 3.16       --        Environmental Matters
Section 3.17       --        Material Contracts
Section 3.18       --        Insurance Policies and Workers' Compensation
Section 3.21       --        Letters of Credit, Surety Bonds, Guarantees, etc.
Section 5.01       --        Conduct of Business

Annex A -- Conditions to the Stock Tender Offer
Annex B -- Conditions to the Note Tender Offer

                            Glossary of Defined Terms

                             Location of Definitions

Advances...................................................... ss. 2.11(f)
affiliate..................................................... ss. 9.03(a)
Agreement..................................................... Preamble
beneficial owner.............................................. ss. 9.03(b)
Blue Sky Laws................................................. ss. 3.05(b)
Board......................................................... Recitals
business day.................................................. ss. 9.03(c)
Cash Equivalents.............................................. ss. 9.03(d)
Cash Payment.................................................. ss. 9.03(l)
Certificate of Merger......................................... ss. 2.02
Certificates.................................................. ss. 2.08(b)
COBRA......................................................... ss. 3.10(e)
Commitment Letter............................................. ss. 4.04
Committee Fee................................................. ss. 2.11(f)
Common Shares................................................. Recitals
Company....................................................... Preamble
Confidentiality Agreement..................................... ss. 6.04(b)
Consents...................................................... Recitals
Consent Solicitation.......................................... Recitals
Constituent Documents......................................... ss. 3.02
Continuing Director........................................... ss. 9.03(e)
control....................................................... ss. 9.03(f)
controlled by................................................. ss. 9.03(f)
DCCR.......................................................... Recitals
Delaware Law.................................................. Recitals
Disclosure Schedule........................................... ss. 3.01
Dissenting Shares............................................. ss. 2.09
Effective Time................................................ ss. 2.02
Employees..................................................... ss. 3.11
Environmental Law............................................. ss. 3.16(a)
Equity Deferred Contingent Cash Right......................... ss. 9.03(g)
Equity DCCR................................................... Recitals
ERISA......................................................... ss. 3.10(a)
ERISA Affiliate............................................... ss. 3.10(a)
Exchange Act.................................................. ss. 1.03(b)
Expenses...................................................... ss. 8.03(b)
Financial MAC................................................. ss. 3.01
GAAP.......................................................... ss. 3.07(b)
Hazardous Substances.......................................... ss. 3.16(a)
Hills Litigation.............................................. ss. 9.03(h)
HSR Act....................................................... ss. 3.05(b)
Indemnified Parties........................................... ss. 6.07(a)
Indenture..................................................... ss. 1.02(a)
Information Statement......................................... ss. 3.12
Inventory..................................................... ss. 9.03(i)
IRS........................................................... ss. 3.10(a)
Litigation Cap................................................ ss. 2.11(d)
Litigation Committee.......................................... ss. 9.03(j)
Lender........................................................ ss. 4.04

Loan Agreement................................................ ss. 9.03(k)
Material Adverse Effect....................................... ss. 3.01
Material Contracts............................................ ss. 3.17(a)
Merger........................................................ Recitals
Merger Consideration.......................................... ss. 2.06(a)
Minimum Note Condition........................................ ss. 1.02(a)
Minimum Stock Condition....................................... ss. 1.01(a)
Multiemployer Plan............................................ ss. 3.10(a)
Net Recovery.................................................. ss. 9.03(l)
Non-Recourse Financing........................................ ss. 2.11(i)
Note DCCR..................................................... Recitals
Note Deferred Contingent Cash Right Recitals.................. ss. 9.03(m)
Note Offer to Purchase........................................ Recitals
Note Tender Offer............................................. Recitals
Note Tender Offer Documents................................... ss. 1.02(b)
Noteholders................................................... ss. 1.02(b)
Notes......................................................... Recitals
Offer......................................................... Recitals
Offer Documents............................................... ss. 1.01(b)
Offer to Purchase............................................. ss. 1.01(b)
Option........................................................ ss. 2.07(a)
Parent........................................................ Preamble
Paying Agent.................................................. ss. 2.08(a)
Per Share Cash Amount......................................... Recitals
person........................................................ ss. 9.03(n)
Plans......................................................... ss. 3.10(a)
Preferred Shares.............................................. Recitals
Proposed Amendments........................................... ss. 1.02(c)
Proxy Statement............................................... ss. 3.12
Purchaser..................................................... Preamble
Purchaser's Election Date..................................... ss. 5.01
Representative................................................ ss. 9.03(o)
Right; Rights................................................. ss. 2.06(a)
Rights Agreement.............................................. ss. 2.06(a)
Schedule 14D-1................................................ ss. 1.01(b)
Schedule 14D-9................................................ ss. 1.03(b)
SEC........................................................... ss. 1.01(a)
SEC Reports................................................... ss. 3.07(a)
Section 203 Approval.......................................... ss. 1.03(a)
Securities Act................................................ ss. 3.07(a)
Shares........................................................ Recitals
Special Stockholders' Meeting................................. ss. 6.01
Stock Option Agreement........................................ Recitals
Stock Option Plans............................................ ss. 2.07(b)
Subsidiary.................................................... ss. 3.01
subsidiary; subsidiaries...................................... ss. 9.03(p)
Superior Proposal............................................. ss. 9.03(q)
Supplemental Indenture........................................ ss. 1.02(c)
Surviving Corporation......................................... ss. 2.01
Takeover Proposal............................................. ss. 9.03(r)
Tax; Taxes.................................................... ss. 3.15(p)
Tax Return.................................................... ss. 3.15(p)
Termination Fee............................................... ss. 8.03(b)
Third Party................................................... ss. 9.03(r)

Transactions.................................................. ss. 3.04
under common control with..................................... ss. 9.03(f)
WARN.......................................................... ss. 3.11
Warrants...................................................... ss. 3.03
Working Capital............................................... ss. 9.03(s)

AGREEMENT AND PLAN OF MERGER, dated as of November 12, 1998 (this "Agreement"), by and among Ames Department Stores, Inc., a Delaware corporation ("Parent"), HSC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Hills Stores Company, a Delaware corporation the "Company").

                                W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent and Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer" or the "Tender Offer") to acquire (i) all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Shares"), and (ii) all the issued and outstanding shares of Series A convertible preferred stock, par value $0.10 per share, of the Company (the "Preferred Shares" and, together with the Common Shares, the "Shares"), in each case together with the associated Rights (as hereinafter defined), for $1.50 per Share (such amount being hereinafter referred to as the "Per Share Cash Amount") net to the seller in cash, subject to withholding of taxes, if applicable, and an Equity Deferred Contingent Cash Right (as defined below) ("Equity DCCR"), upon the terms and subject to the conditions of this Agreement and the Offer; and

WHEREAS, also in furtherance of such acquisition, it is proposed that, simultaneously with the Offer, Purchaser shall make an offer to purchase for cash (the "Note Offer to Purchase") all of the Company's 12 1/2% Senior Notes due 2003 (the "Notes") and solicit consents ("Consents") from the holders of the Notes to amend the Indenture (as defined herein) as herein provided (the "Consent Solicitation" and collectively with the Note Offer to Purchase, the "Note Tender Offer") at a price of 55% of the principal amount of the Notes and a Note Deferred Contingent Cash Right (as defined below) ("Note DCCR" and, together with the Equity DCCR, the "DCCRs"), upon the terms and subject to the conditions of this Agreement and the Note Tender Offer; and

WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and the Note Tender Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and the Note Tender Offer and upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, the Company, Parent and Purchaser have entered into a Stock Option Agreement (the "Stock Option Agreement") attached as Exhibit A;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                     ARTICLE I

                                     THE OFFER

SECTION 1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events or circumstances set forth in Annex A hereto shall have occurred or be existing, Purchaser agrees to, and Parent agrees to cause Purchaser to, commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the first public announcement of the execution hereof. Parent and Purchaser agree that the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the conditions that (i) the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, combined with the Shares already owned by Parent, Purchaser or any of their affiliates, constitute at least 60% of the then outstanding Shares at the expiration of the Offer (the "Minimum Stock Condition"), (ii) Purchaser has acquired or is simultaneously acquiring not less than 66 2/3% in the aggregate principal amount of the outstanding Notes (the "Note Purchase Condition"), and (iii) also shall be subject to the satisfaction of the other conditions set forth in Annex A. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that Parent and Purchaser agree that no change may be made without the consent of the Company which decreases the price per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which eliminates the Note Purchase Condition, which reduces the Minimum Stock Condition to below 51% of the then outstanding Shares, which otherwise modifies or amends the conditions to the Offer or any other term of the Offer in a manner that is materially adverse to the holders of the Shares, which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which extends the expiration date of the Offer beyond January 4, 1999 (except that the Purchaser may extend the expiration date of the Offer through January 9, 1999 as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC")). The Per Share Cash Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Stock Condition), Purchaser agrees to, and Parent agrees to cause Purchaser to, pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser agree that Parent and Purchaser will file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other Transactions (as hereinafter defined). Parent and Purchaser agree that the Schedule 14D-1 will contain or will incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the
     Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent and Purchaser will take all steps necessary to ensure that the Offer Documents will comply in all material respects with the provisions of applicable federal and state securities laws. Parent and Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

SECTION 1.02 Note Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events or circumstances set forth in Annex B hereto shall have occurred or be existing, Purchaser agrees that it or its designee will, and Parent agrees to cause Purchaser or its designee, as the case may be, to commence the Note Offer to Purchase as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the first public announcement of the execution hereof. The aggregate consideration payable to each holder of Notes pursuant to the Note Offer to Purchase and related Consent Solicitation shall be an amount equal to 55% of the principal amount of the Notes held by such holder and a Note DCCR. In connection with the Note Offer to Purchase, Purchaser intends to solicit Consents in substance previously described to the Company to amend or eliminate certain sections of the Indenture, dated as of April 19, 1996 among the Company, the Guarantors party thereto and Fleet National Bank, as Trustee (the "Indenture") and any other sections thereof agreed to by the Company, so that such Sections are not applicable to or after the Merger or are amended following the consummation of the Note Tender Offer or the Merger. Purchaser agrees that its obligation to accept for payment and pay for the Notes and related Consents tendered pursuant to the Note Tender Offer shall be subject to the condition that (i) the aggregate principal amount of Notes validly tendered and not withdrawn prior to the expiration of the Note Tender Offer, combined with the Notes already owned by Parent, Purchaser or any of their affiliates, constitutes at least 66 2/3% in aggregate principal amount of the then outstanding Notes at the expiration of the Note Tender Offer (the "Minimum Note Condition"), (ii) Purchaser receive Consents from at least 66 2/3% of the outstanding principal amount of the Notes, (iii) Purchaser has acquired or is simultaneously acquiring not less than 51% of the then outstanding Shares (the "Stock Purchase Condition"), and (iv) also shall be subject to the satisfaction of the other conditions set forth in Annex B hereto (including, without limitation, the Minimum Stock Condition). Purchaser expressly reserves the right to waive any such condition, to increase the price payable for each Note and related Consent tendered in the Note Tender Offer, and to make any other changes in the terms and conditions of the Note Tender Offer; provided, however, that Purchaser agrees that no change may be made without the consent of the Company which decreases the price payable for each Note and related Consent tendered in the Note Tender Offer, which reduces the Minimum Note Condition, which eliminates the Stock Purchase Condition which otherwise modifies or amends the conditions to the Note

Tender Offer or any other term of the Note Tender Offer in a manner that is materially adverse to the holders of the Notes, which imposes conditions to the Note Tender Offer in addition to those set forth in Annex B hereto, or which extends the expiration date of the Note Tender Offer beyond January 4, 1999 (except that Purchaser may extend the expiration date of the Note Tender Offer through January 9, 1999 as required to comply with any rule, regulation or interpretation of the SEC). The Purchaser further agrees that unless otherwise agreed to by the Company, it will be obligated to extend the expiration of the Consent Solicitation until the earlier of (i) the receipt of Consents from at least 66-2/3 of the then outstanding principal amount of the Notes and tender to the Purchaser of not less than 66-2/3% in aggregate principal amount of the then outstanding Notes and (ii) 20 business days after the commencement of the Note Tender Offer. The Note Tender Offer shall provide that any tender of Notes under the Note Tender Offer shall also constitute a Consent. Subject to the terms and conditions of the Note Tender Offer (including, without limitation, the Minimum Note Condition), Purchaser agrees to pay, as promptly as practicable after expiration of the Note Tender Offer, for all Notes and related Consents validly tendered and not withdrawn.

     (b) Parent and Purchaser agree to disseminate to the record holders of the Notes, and to the extent disclosed to Parent or Purchaser by the Company, the beneficial owners of the Notes (collectively, the "Noteholders"), the Note Tender Offer pursuant to the terms of an offer to purchase and consent solicitation statement, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Note Tender Offer Documents"), which shall have been provided to the Company and its counsel a reasonable time prior to dissemination to holders of the Notes and to which the Company shall not have reasonably objected. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Note Tender Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Note Tender Offer Documents as so corrected to be disseminated to holders of Notes, in each case as and to the extent required by applicable federal securities laws.

     (c) At such time as Purchaser receives Consents from at least 66 2/3% of the outstanding principal amount of the Notes, the Company agrees to execute, and to cause the Guarantors party to the Indenture to execute, and will use all reasonable efforts to cause the trustee under the Indenture to execute, a supplemental indenture (the "Supplemental Indenture") in order to give effect to the amendments of the Indenture contemplated in the Note Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth therein (the "Proposed Amendments") will not become operative unless and until the Minimum Note Condition is satisfied and all other conditions to the Note Tender Offer set forth on Annex B have been satisfied or waived by Parent and Purchaser and Purchaser accepts all Notes (and related Consents) validly tendered for purchase and payment pursuant to the Note Tender Offer. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and Purchaser will thereafter be obligated to make all payments for the Notes (and related Consents) so tendered.

     (d) The Company agrees to promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Notes and with security position listings of the Notes held in depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of Noteholders. The Company agrees to furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of Noteholders, mailing labels and security position listings, and such other assistance as Purchaser or its agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Note Tender Offer Documents and any other documents necessary to consummate the transactions contemplated thereby, Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Note Tender Offer and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in its possession.

     (e) Parent and Purchaser agree that they will not solicit Consents in the Consent Solicitation to amend or eliminate any section of the Indenture, that, by the terms thereof, requires the approval of the holders of 100% of the outstanding principal amount of the Notes.

SECTION 1.03 Company Action. (a) The Company hereby approves of and consents to the Offer and the Note Tender Offer and represents that (i) the Board, at a meeting duly called and held on November 11, 1998, has unanimously (A) determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and has declared this Agreement and the transactions contemplated hereby to be advisable, (B) approved and adopted this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Merger, and such approval (the "Section 203 Approval") constitutes approval of the foregoing for purposes of Section 203 of Delaware Law, (C) taken all necessary action to avoid the occurrence of a "Distribution Date" (as defined in the Rights Agreement referred to in Section 2.06) with respect to the Rights, (D) recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (E) based on the alternatives considered by the Board at such meeting, expressed its belief, while offering no formal opinion, that acceptance of the Note Tender Offer is preferable to such alternatives, and (F) approved the modifications to the Notes and the Indenture as provided for in the Consents, and (ii) Warburg Dillon Read LLC has delivered to the Board a written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares (other than Parent, Purchaser and their affiliates) pursuant to each of the Offer and the Merger is fair to such holders of Shares from a financial point of view. Subject only to the fiduciary duties of the Board under applicable law as determined by the Board in good faith following consultation with the Company's outside counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company represents to Parent and Purchaser that the Company has been advised by each of its directors and executive officers (which shall consist of the President, each Executive Vice President and any Senior Vice President that beneficially owns in excess of 5,000 Shares) that they intend (i) either to tender or cause to be tendered all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby, and (ii) to tender or cause to be tendered all Notes beneficially owned by them to Purchaser pursuant to the Note Tender Offer, and, with respect to such Notes, to give the Consents solicited pursuant to the Consent Solicitation.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company agrees that it will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the fiduciary duties of the Board under applicable law as determined by the Board in good faith following consultation with the Company's outside counsel, the recommendation of the Board described in
     Section 1.03(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company will take all steps necessary to ensure that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal and state securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the
     Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel with copies of any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and each of Parent and Purchaser agrees to provide the Company and its counsel with copies of any written comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) The Company agrees to promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company agrees to furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with
Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                  ARTICLE II

                                  THE MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and shall continue to be governed by the laws of the State of Delaware.

SECTION 2.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Parent shall agree (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; Bylaws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Certificate of Incorporation.

     (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 2.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

SECTION 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares:

     (a) Each Common Share and each Preferred Share, in each case together with the associated right to purchase shares of Series B Participating Cumulative Preferred Stock, par value $0.10 (individually, the "Right" and collectively, the "Rights"), issued pursuant to the Rights Agreement dated as of August 16, 1994, between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and Dissenting Shares (as defined in Section 2.09)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Cash Amount in cash and an Equity DCCR (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

     (b) Each Share, together with the associated Right, owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

     (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully-paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 2.07 Stock Options; Warrants. (a) After the Effective Time, to the extent provided for in the Stock Option Plans (as defined below), each holder of an outstanding option to purchase any shares of capital stock of the Company (in each case, an "Option") shall be entitled, upon exercise of such Option, to receive, in lieu of Common Shares, an amount of cash and Equity DCCRs equal to the amount thereof to which such holder would actually have been entitled if such holder had exercised such option immediately prior to the Effective Time.

     (b) The Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares, including, without limitation, the plans listed in Section 3.03 of the Disclosure Schedule ("Stock Option Plans"), shall terminate as of the Effective Time and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation.

     (c) After the Effective Time, to the extent provided for in the Warrants, each holder of Warrants shall be entitled, upon exercise of such Warrants, to receive, in lieu of Common Shares, an amount of cash and Equity DCCRs equal to the amount thereof to which such holder would actually have been entitled if such holder had exercised such Warrant immediately prior to the Effective Time.

     (d) Prior to the Effective Time, the Company shall (i) use all reasonable efforts (but not including any payment to holders of Options or Warrants) to obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Warrants and Options, and (ii) amend the terms of the applicable Stock Option Plan, in each case as is necessary to give effect to the provisions of paragraphs (a) and (b) of this Section 2.07.

     (e) Stock Purchase Plan. With respect to the options pursuant to the Hills Associate Stock Purchase Plan:

          (i) the holder of each option outstanding as of the Effective Time will be entitled to receive as of the Effective Time upon exercise, in lieu of the number of Common Shares as to which such option was exercisable, the Merger Consideration to which such holder would have been entitled pursuant to the terms of this Agreement, as if such holder had been the holder of record (as of the last business day prior to the Effective Time) of a number of shares of Common Shares equal to the number of shares for which such option was exercisable; provided, however, that if the Effective Time is on or before December 31, 1998, such holder shall be entitled to receive his contributions to such Plan to the extent provided for in such Plan; and

          (ii) the Company shall amend the Hills Associate Stock Purchase Plan to provide for (A) the suspension of participation during any offering periods commencing subsequent to the date of this Agreement for the pendency of the Merger and subject to the successful consummation of the Merger and (B) the termination of the Plan as of the Effective Time.

SECTION 2.08 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall designate Chase Mellon Shareholder Services or such other bank or trust company as shall be reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a), and Parent shall deposit with such Paying Agent an amount sufficient to pay the aggregate Per Share Cash Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal (or, if such Shares are uncertificated, such other form of evidence of record ownership as is required by the Paying Agent). Upon surrender to the Paying Agent of a Certificate (or, with respect to uncertificated Shares, such other evidence of record ownership as is required by the Paying Agent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate (or uncertificated Share, as the case may be) shall be entitled to receive in exchange therefor the Per Share Cash Amount for each Share formerly evidenced by such Certificate (or uncertificated Share, as the case may be), and such Certificate (or uncertificated Share, as the case may be) shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate (or uncertificated Share, as the case may be) for the benefit of the holder of such Certificate (or uncertificated Share, as the case may be). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate (or uncertificated Share, as the case may be) is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or, with respect to Certificates and uncertificated Shares, otherwise be in proper form for transfer and that, with respect to Certificates and uncertificated Shares, the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

     (c) At any time following 90 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them (or, if such Shares are uncertificated, such other form of evidence of record ownership as is required by the Paying Agent), without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

SECTION 2.09 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such Shares under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.08, of the Certificate or Certificates (or, if such Shares are uncertificated, such other form of evidence of record ownership as is required by the Paying Agent) that, immediately prior to the Effective Time, evidenced such Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

SECTION 2.10 Withholding Taxes. Parent and Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Per Share Cash Amount or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any withholding and stock transfer Taxes and such amounts as are required under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser.

SECTION 2.11 Certain Matters Relating to Deferred Contingent Cash Rights. (a) No DCCR shall (i) be transferable by any recipient thereof in connection with the Offer, the Merger or the Note Tender Offer, except by will or pursuant to the laws of descent and distribution or by operation of law, (ii) be evidenced by a certificate or other instrument, (iii) possess any voting rights, (iv) receive or be entitled to receive any dividends or interest, or (v) represent any equity interest in the Surviving Corporation.

     (b) The Surviving Corporation will maintain books of record of the recipients of DCCRs in the Offer, the Merger and the Note Tender Offer as provided by this Agreement. Such books of record shall show the names and addresses of the respective recipients of DCCRs.

     (c) Payment, if any, on the DCCRs shall be made to the registered recipients thereof from time to time following the date on which the Surviving Corporation receives and accumulates $1,000,000 of previously undistributed Net Recovery after the establishment of a reasonable reserve. Any such payments on the DCCRs shall be made to the registered recipients of DCCRs at their respective addresses in the books of record of the Surviving Corporation. All Cash Payments shall be maintained in a segregated account until distributed and shall be invested in U.S. government obligations to the extent practicable, and any interest thereon shall be added to the Net Recovery.

     (d) Unless otherwise agreed to by the Litigation Committee, the Surviving Corporation shall continue to prosecute and defend the Hills Litigation; provided, however, that in no event shall the Surviving Corporation be obligated to expend after consummation of the Offer an amount in excess of $1,000,000 (the "Litigation Cap") in connection with such prosecution and defense, exclusive of payments or advances to or on behalf of other parties to the Hills Litigation relating to claims of indemnification. The Hills Litigation shall continue to be prosecuted and defended by the law firm of Kramer Levin Naftalis & Frankel LLP, unless otherwise agreed to by the Surviving Corporation and the Litigation Committee; provided, however, the Surviving Corporation may engage other counsel to defend the Hills Litigation, in which case the costs of such defense shall not be included in the Litigation Cap; and provided further that, at such time as the Litigation Cap and any Non-Recourse Financing shall have been expended, the Surviving Corporation shall have sole discretion in choosing a law firm to continue to prosecute the Hills Litigation. Subject only to the two foregoing sentences, and notwithstanding anything to the contrary in this Agreement or otherwise, the Surviving Corporation shall retain sole and exclusive control of the Hills Litigation, provided, however, that, unless the amount of the Litigation Cap and any Non-Recourse Financing have been expended, the Surviving Corporation shall not settle or dismiss the Hills Litigation without the consent of a majority of the Litigation Committee, which consent shall not unreasonably be withheld.

     (e) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) no recipient of DCCRs shall have any rights against the Surviving Corporation or its directors, officers, stockholders or affiliates or the Litigation Committee for any decision regarding the conduct or disposition of the Hills Litigation, and (ii) the Surviving Corporation's determination of the amounts of the Net Recovery will be final, conclusive and binding on the recipients of DCCRs, subject to review by the Litigation Committee of such computation. Notwithstanding anything to the contrary in this Agreement or otherwise, any and all distributions of Net Recovery, if any, shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

     (f) The members of the Litigation Committee shall have no other duties, rights or obligations except as specifically set forth herein and no implied covenants or obligations shall be read in to this Agreement against such members. The Litigation Committee shall be entitled to an aggregate fee of 2% of the Net Recovery, if any, (the "Committee Fee"), less any Advances (as defined below) from the Surviving Corporation as full compensation for performance of their services hereunder. The Surviving Corporation shall make an advance at the rate of $10,000 per annum to each member of the Litigation Committee (the "Advances") for a period equal to the earlier of three years from the Effective Time or the final distribution of all Net Recovery. Such Advances shall be considered an expenditure by the Surviving Corporation in prosecution of the Hills Litigation.

     (g) Subject to the next sentence, the Surviving Corporation shall indemnify and hold harmless each member of the Litigation Committee from any third party judgments, losses, claims, damages and liabilities with respect to the performance of his responsibilities hereunder (including reasonable attorneys fees, costs of investigation and other expenses reasonably incurred by the Litigation Committee in performing its responsibilities hereunder), except to the extent that a court of competent jurisdiction issues a final decision that such member acted in bad faith or with gross negligence or willful misconduct. The foregoing obligation of indemnification shall be limited to unexpended funds under the Litigation Cap and the amount of any Net Recovery.

     (h) Notwithstanding anything to the contrary contained in this Agreement or otherwise, if no payments of the DCCRs have been made by the fifth anniversary of the Effective Time, the DCCRs shall expire and the Surviving Corporation shall have no further obligations with respect thereto; provided however, that the Surviving Corporation and the Litigation Committee will use commercially reasonable efforts to extend the term hereof if the Hills Litigation is not resolved within such five year period or if any settlement entered into has not been fully performed.


     (i) The Litigation Committee, to the extent required, is authorized to obtain financing ("Non-Recourse Financing") to prosecute and defend the Hills Litigation in the event the Litigation Cap is fully expended; provided that such financing is recourse only to the Net Recovery, on terms otherwise reasonably satisfactory to Parent and the Surviving Corporation, and without cost (other than its proportionate share of the Net Recovery) or contractual liability to Parent or the Surviving Corporation.

     (j) The Litigation Committee may enforce the provisions of the Merger Agreement relating to the DCCRs on behalf of the recipients, and shall be entitled to reimbursement of their expenses (including costs of investigation and reasonable attorneys fees) in connection therewith irrespective of whether the Litigation Committee prevails in such enforcement action, unless such enforcement action is not in good faith or without basis in law or fact. The foregoing reimbursement shall be limited to unexpended funds under the Litigation Cap and the amount of any Net Recovery. The Litigation Committee shall have the authority to act on behalf of the recipients in resolving with the Surviving Corporation any ambiguities in this Agreement pertaining to the DCCRs, and to compromise or settle with the Surviving Corporation on behalf of the recipients any conflicts or disputes relating to the DCCRs.

     (k) For the purposes of this Section 2.11 and the definitions of "Hills Litigation" and "Net Recovery" in Section 9.03, the term "Surviving Corporation" shall refer to either the Surviving Corporation or the Company after the consummation of the Offer and the terms "Company" and "Surviving Corporation" shall include in each case any of their respective Subsidiaries.

                                    ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser that:

SECTION 3.01 Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any effect that is or is reasonably likely to be materially adverse to the business, results of operation, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole, except that, with regard to the financial condition or results of operation of the Company, it shall constitute a Material Adverse Effect only if, at December 26, 1998, (i) Working Capital is less than $197,000,000, or (ii) the sum of the outstanding balance under the Loan Agreement and book merchandise/trade accounts payable owed by the Company and its Subsidiaries exceeds $230,000,000 (the "Financial MAC"). A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Disclosure Schedule, which has been delivered prior to the date of this Agreement by the Company to Parent (the "Disclosure Schedule"). Except as disclosed in such Section 3.01, the Company does not directly or indirectly beneficially own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date (the "Constituent Documents"), of the Company and each Subsidiary, in each case as amended as of the date of this Agreement. The Constituent Documents of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Constituent Documents. The Constituent Documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 15,000,000 Preferred Shares and 50,000,000 Common Shares. As of the date hereof, (i) 10,420,870 Common Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 5,407 Common Shares and 4,685 Preferred Shares are held in the Company's treasury, (iii) no Shares are held by the Subsidiaries, (iv) 1,382,211 Common Shares are reserved for issuance pursuant to grants or awards under the Stock Option Plans, (v) 432,903 Common Shares are reserved for issuance upon exercise of warrants (the"Warrants") expiring on October 4, 2000, with an exercise price of $30.00 per share, (vi) 848,931 Preferred Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (vii) $195,000,000 in principal amount of the Notes are outstanding. Except as set forth above or on Section 3.03 of the Disclosure Schedule, as of the date of this Agreement:
(i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding; (ii) there are no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or Plans which grant awards of any of the foregoing, and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares; (iii) all outstanding shares of capital stock of the Company are, and all Shares which may be issued will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; and (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 3.03 or Section 3.03 of the Disclosure Schedule, and except for the Stock Option Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.03 of the Disclosure Schedule sets forth a list, as of the date hereof, of the names of each person holding options under the Stock

Option Plans, and the number of shares purchasable under, the exercise price of such options, date such options were granted and the date on which such options expire. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Following the Effective Time, no holder of Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Options.

SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, all actions required to be taken by the Company hereunder in connection with the Merger, the Offer and the Note Tender Offer (the "Transactions"). The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law, the filing of the Certificate of Merger and, with respect to the execution of the Supplemental Indenture, the satisfaction of the Minimum Note Condition). Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Stock Option Agreement by the Company will not, (i) conflict with or violate the Constituent Documents of the Company or any Subsidiary, (ii) assuming that required filings under the HSR Act (as hereinafter defined) are made by the appropriate parties, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of a material benefit under, or result in the creation of a lien or other encumbrance of any nature on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, in cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of each of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement and the Stock Option Agreement by the Company will not, require any consent, approval, authorization or permit of, or registration, declaration or filing with, or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and filing of the Certificate of Merger pursuant to Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer, the Note Tender Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement or the Stock Option Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect. The Board has taken all appropriate action so that neither Parent nor Purchaser will be an "interested stockholder" within the meaning of Section 203 of Delaware Law by virtue of Parent, Purchaser and the Company entering into this Agreement or the Stock Option Agreement or any other agreement contemplated hereby or thereby and consummating the Transactions.

SECTION 3.06 Compliance. Except as set forth in Section 3.06 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default or violation of
(i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or subject, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such defaults or violations that would not, individually or in the aggregate, (x) have a Material Adverse Effect, or (y) prevent or delay consummation of the Offer, the Note Tender Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since February 3, 1996, and has heretofore delivered or made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended February 3, 1996, February 1, 1997, and January 31, 1998, respectively, (ii) its Quarterly Report on Form 10-Q for the period ended August 1, 1998, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since February 3, 1996, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since February 3, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and, at the time they were filed (or at the effective date thereof with respect to registration statements under the Securities Act) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Reports, and (ii) did not, at the time they were filed (or at the effective date thereof with respect to registration statements under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

     (b) The financial statements of the Company included in the SEC Reports as of the dates of such SEC Reports, are true and complete and complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at January 31, 1998 including the notes thereto, in Section 3.07 of the Disclosure Schedule or in any SEC Report filed by the Company after January 31, 1998, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 31, 1998.

     (d) The Company has heretofore furnished or made available to Parent complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

SECTION 3.08 Absence of Certain Changes or Events. Since January 31, 1998 except as set forth in Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement or disclosed in any SEC Report filed since January 31, 1998 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, there has not been (i) any change in the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect,
(iii) any material change by the Company in its accounting methods, principles or practices, (iv) except for merchandise markdowns made in the ordinary course of business, any material revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), (v) any failure by the Company to revalue any asset in accordance with GAAP, (vi) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, (vii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (viii) any material increase in or establishment of any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other material increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, or (ix) any entering into, renewal, modification or extension of, any contract, arrangement or agreement with any other party having, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule or as disclosed in the SEC Reports filed prior to the date of this Agreement, (a) there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, or (ii) seeks to, or is reasonably likely to, prevent or delay the consummation of the Offer, the Note Tender Offer or the Merger, or otherwise prevent the Company from Performing its obligations under this Agreement, and (b) as of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other material employee benefit arrangements or payroll practices, including, without limitation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or severance plans, programs or policies, and all employment, termination or severance contracts to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any material obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "Plans"). Except as set forth in Section 3.10(a) of the Disclosure Schedule, neither the Company, any Subsidiary or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has within the last six years contributed or been obligated to contribute to an "employee pension plan", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, or a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"). The Company has previously furnished or made available to Parent a true and complete copy of each Plan (and all amendments thereto) and a true and complete copy of each material document prepared in connection with each Plan, including, without limitation, to the extent applicable (i) a copy of each trust or other funding arrangement (and all amendments thereto), (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service ("IRS") Forms 5500 and all schedules and attachments thereto, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial valuation report and financial statement in connection with each such Plan. Except as set forth in Section 3.10(a) of the Disclosure Schedule, neither the Company nor any Subsidiary has within the last six months made a general written announcement or entered into an agreement (i) to create or adopt a new benefit plan or (ii) except in the ordinary course of business consistent with past practice or as required by applicable law, to amend any Plan.

     (b) Except as set forth on Section 3.10(b) of the Disclosure Schedule, any Plan intended to qualify under Section 401 of the Code is the subject of a favorable IRS determination letter, and nothing has occurred with respect to the operation of any such Plan which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

     (c) Except as set forth on Section 3.10(c) of the Disclosure Schedule, (i) the Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations; (ii) neither the Company nor any Subsidiary nor, to the Company's knowledge, any "party in interest" or "disqualified person" with respect to the Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA; (iii) to the Company's knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan;
     (iv) there are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company or any Subsidiary have knowledge of facts which could reasonably be expected to form the basis for any such claim or lawsuit; and (v) all amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

     (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans or by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued on the Company's financial statements filed with the SEC Reports on or prior to the Effective Time.

     (e) Except as set forth on Section 3.10(e) of the Disclosure Schedule, none of the Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each of the Company, any Subsidiary and any ERISA Affiliate which maintains a "group health plan" within the meaning of
     Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

     (f) Except as set forth on Section 3.10(f) of the Disclosure Schedule, no stock or other security issued by the Company or any Subsidiary forms or has formed a material part of the assets of any Plan.

     (g) Except as set forth in Section 3.10(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, on account of any plan, agreement or arrangement in effect prior to the Effective Time (i) result in any payment of severance or unemployment compensation becoming due to any director or any employee of the Company or any of the Subsidiaries under any Plan or otherwise from the Company or any of the Subsidiaries,
     (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) Except as disclosed in Section 3.10(h) of the Disclosure Schedule, the Company and the Subsidiaries do not have any unfunded liabilities under pension, retirement or other employee benefit plans, programs or arrangements maintained outside the United States by the Company or any of the Subsidiaries for the employees thereof.

SECTION 3.11 Labor Matters. None of the employees of the Company or any Subsidiary the ("Employees") is represented in his or her capacity as an employee of the Company or any Subsidiary by any labor organization, and neither the Company nor any Subsidiary has entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. To the knowledge of the Company, there is no union organization activity involving any of the Employees, pending or threatened. Since February 3, 1996, or except as set forth on Section 3.11 of the Disclosure Schedule, there has never been union representation involving any of the Employees and there are no picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees, pending or threatened. Except as disclosed on
Section 3.11 of the Disclosure Schedule, there are no material complaints, charges or claims against the Company or any Subsidiary pending or, to any of their knowledge, threatened which could be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual. Except as set forth on Section 3.11 of the Disclosure Schedule, the Company and the Subsidiaries are in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company and any Subsidiary within the six (6) months prior to the Effective Time.

SECTION 3.12 Offer Documents; Schedule 14D-9; Proxy Statement. None of the
Schedule 14D-9, the information supplied by the Company for inclusion in the Offer Documents or the Note Tender Offer Documents or the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") shall, at the respective times the Schedule 14D-9, the Offer Documents, the Note Tender Offer Documents, the Information Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The proxy statement to be sent to the stockholders of the Company in connection with the Special Stockholders' Meeting (as defined in Section 6.01 hereof) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement") shall not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Special Stockholders' Meeting and the Effective Time, and, with respect to the Information Statement at the time Shares are accepted for payment in the Offer and with respect to the Note Tender Offer at the time the Notes (and related Consents) are accepted for payment in the Note Tender Offer, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or, with respect to the Proxy Statement, necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of their representatives which is contained in any of the foregoing documents or the Offer Documents or the Note Tender Offer Documents. The Schedule 14D-9, the Information Statement and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 3.13 Tangible Property; Real Property and Leases. (a) The Company and the Subsidiaries have good and marketable title to, or valid leasehold interests in, all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, except as set forth on Section 3.13 of the Disclosure Schedule.

     (b) No parcel of real property owned or leased by the Company is subject in any material respect to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (c) Section 3.13 of the Disclosure Schedule lists (a) all real property owned by the Company and its Subsidiaries, and (b) all leases (including all amendments and modifications thereto) pursuant to which the Company or any of its Subsidiaries leases real or personal property, true, correct and complete copies of which have previously been delivered or made available to Parent. All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as would not materially and adversely affect the use of the property by the Company or the Subsidiary, as the case may be. Set forth on Section 3.13 of the Disclosure Schedule is a true and correct copy of the rent roll for the leases listed on Section 3.13 of the Disclosure Schedule, indicating for each lease the name of the tenant, the name of the landlord, the address of the property, the date of the lease and any amendments, the commencement and termination dates, and extension options, if any.

SECTION 3.14 Trademarks, Patents and Copyrights. Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, maskworks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as conducted since January 31, 1998, as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Material Adverse Effect. Section 3.14(b) of the Disclosure Schedule lists each patent owned by the Company or any Subsidiary and specifies the number and date of each such patent. Section 3.14(c) of the Disclosure Schedule lists each agreement pursuant to which a patent is licensed to the Company or any Subsidiary as licensee for use in the business of the Company and the Subsidiaries as currently conducted. Section 3.14(d) of the Disclosure Schedule lists each trademark and servicemark owned by the Company, or for which registration is currently pending. The conduct of the business of the Company and the Subsidiaries as conducted since January 31, 1998, as currently conducted and as contemplated to be conducted did not, does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, maskwork or copyright of any third party except for conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.15 Taxes. Except as set forth in Section 3.15 of the Disclosure Schedule or as otherwise previously disclosed to Parent:

     (a) The Company and the Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) or combined or unitary group of which the Company or any Subsidiary is a member, has timely filed all federal income Tax Returns (as defined below), and all other Tax Returns required to be filed by them. All such Tax Returns are true and correct in all respects. The Company and the Subsidiaries have given or otherwise made available to the Purchaser or Parent all federal and state income tax returns for periods ending, or transactions consummated, on or after February 3, 1996, provided with respect to certain returns for the year ended January 31, 1998 the Company provided the most current drafts. Except to the extent adequately reserved for in accordance with GAAP, all Taxes (as defined below) due and payable by the Company and the Subsidiaries have been timely paid. The most recent consolidated financial statements contained in the SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since January 31, 1998, neither the Company nor the Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business for which adequate reserves have been established on subsequent unaudited financial statements.

     (b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined, except to the extent adequate reserves have been established therefor. No waivers or comparable consents of the time to assess any Taxes are outstanding, and no power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force. No issues relating to Taxes have been raised in writing (or, in the case of the presently pending federal income tax audit of the Company and the Subsidiaries, verbally to the knowledge of the Company's Executive Vice President, Chief Financial Officer and the Company's Director of Taxes) by any governmental authority during any presently pending audit or examination.

     (c) There are no liens or encumbrances for Taxes on any of the assets of the Company or the Subsidiaries (other than for current taxes not yet due and payable).

     (d) The Company and the Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

     (e) None of the Company or the Subsidiaries has filed a consent under
     Section 341(f) of the Code.

     (f) None of the Company or the Subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible by reason of Section 280G or Section 162(m) of the Code.

     (g) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary is a party to any tax allocation, tax sharing agreement, any closing agreement or similar agreement relating to Taxes with any taxing authority of the Company.

     (h) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any federal, state, local or foreign Taxes or Tax Returns of the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries has received a written notice of any pending or threatened audit or proceeding.

     (i) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary has agreed to or is required to make any adjustment under Section 481(a) of the Code.

     (j) To the knowledge of the Company, no property owned by the Company or any Subsidiary (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

     (k) The Company has not been (and will not be) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the 5-year period ending on the consummation of the Offer.

     (l) To the knowledge of the Company, neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

     (m) Neither the Company nor the Subsidiaries have ever been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or Hills Department Stores, Inc.) and the Company and the Subsidiaries have no liability for Taxes of any other person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) other than as a member of a group the common parent of which was the Company or Hills Department Stores, Inc. All the members of the group of corporations filing a consolidated federal income tax return of which the Company is the common parent are being acquired in the Transactions.

     (n) For purpose of this Agreement, (A) the terms "Tax" or "Taxes" shall mean all taxes, fees, duties, tariffs, levies, imposts, or other charges of any kind (together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto), including, without limitation, (i) taxes or other charges on or with respect to income, franchise, gross receipts, property, sales, use, profits, capital stock, payroll, employment, social security, workers compensation, unemployment compensation or net worth, taxes or charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license registration and documentation fees; and customs duties, tariffs and similar charges of any kind whatsoever, and (ii) any joint, consolidated, combined, unitary or transferee liability in respect of taxes or any liability for taxes imposed by tax sharing, tax indemnity or similar agreement, contract or arrangement; and (B) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority with respect to Taxes.

SECTION 3.16 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, a pollutant, contaminant or words of similar meaning or effect by any governmental authority of the United States, including, without limitation, petroleum or petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls; (ii) "Environmental Law" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the protection of the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive

Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

     (b) Except as described in Section 3.16 of the Disclosure Schedule or as, individually or in the aggregate, would not have a Material Adverse Effect:
     (i) the Company and each Subsidiary is in material compliance with all applicable Environmental Laws; (ii) the Company and each Subsidiary have obtained and currently maintain all permits, licenses and other material governmental authorizations required under applicable Environmental Laws, and are in material compliance with the terms and conditions thereof; (iii) no judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging the violation of or seeking to impose liability pursuant to any Environmental Law and, there are no investigations pending or, to the knowledge of Company, threatened against the Company or any Subsidiary or any real property owned, operated or leased by or for the Company or any Subsidiary, which in any case could reasonably be expected to give rise to liabilities under Environmental Laws; (iv) there are no facts, circumstances or conditions relating to, arising from or attributable to the Company or any Subsidiary or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by or for the Company or the Subsidiary that are reasonably likely to result in the Company or any Subsidiary incurring material liabilities under Environmental Laws; and (v) the Company has provided Purchaser with copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations of the any real property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries that are in the possession, custody or control of the Company. Except as described on Section 3.16 of the Disclosure Schedule, there are no underground storage tanks under the control of the Company or the Subsidiaries or any friable asbestos-containing materials at any real property owned, operated or leased by or for the Company or its Subsidiaries, the presence of which are reasonably likely to result in the Company or the Subsidiaries incurring material liabilities under Environmental Laws.

SECTION 3.17 Contracts. (a) Except as set forth in the Company's SEC Reports or
Schedule 3.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company and its Subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company or such Subsidiary that would be required to be disclosed under Item 404 of regulation S-K under the Securities Act, (iv) voting or other agreement governing how any Shares shall be voted, (v) material agreement with any stockholders of the Company, (vi) acquisition, merger, asset purchase or sale agreement, or (vii) contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the Transactions (all contracts of the type described in clauses (i) through (vii) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect and the Company and each Subsidiary have, in all material respects, performed all obligations required to be performed by them to date under each Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary of the Company is in default or knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract.

     (b) Except as disclosed in the Company's SEC Documents or on Schedule 3.17 of the Disclosure Schedule or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written
     (i) employment, severance, retention or termination agreements or consulting agreements not terminable on thirty (30) days' or less notice,
     (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

SECTION 3.18 Insurance; Workers' Compensation. (a) Section 3.18 of the Disclosure Schedule sets forth a true, complete and accurate list of each currently effective material insurance policy issued in favor of the Company and each Subsidiary, setting forth the identity of the respective insurance carriers and a description of the policy. All premiums due and payable in respect of such policies have been paid, such policies are in full force and effect and free from any right granted by Company of termination on the part of the insurance carriers, except as provided in the respective policies. Schedule 3.18 of the Disclosure Schedule sets forth a description, indicating dates and nature of claims, of the workers' compensation experience as of January 31, 1998 of the Company and each domestic Subsidiary since February 3, 1996, or since the dates of their respective acquisition if later than February 3, 1996 in the case of the Subsidiaries.

     (b) Neither the Company nor any Subsidiary has received any notice of cancellation with respect to any of its insurance policies, and, within the three years preceding the date hereof, neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, in each case where such cancellation or refusal, individually or in the aggregate, would have a Material Adverse Effect.

SECTION 3.19 Certain Payments; Absence of Certain Business Practices. No director, officer, employee or agent of the Company or any Subsidiary, nor any other person acting on behalf of Company or any Subsidiary, has made or caused to be made any payments to government officials in violation of the laws of the United States or any other jurisdiction and, as of the date hereof, neither the IRS nor any other federal, state, local or foreign government agency or entity has notified the Company or any Subsidiary of any pending or threatened investigation of any payment made by or on behalf of the Company or any Subsidiary of, or alleged to be of, the type described in the immediately preceding sentence.

SECTION 3.20 Licenses and Permits. The Company and each Subsidiary have obtained all governmental licenses and permits necessary to conduct their respective businesses in accordance with past practice, except for failures that, individually or in the aggregate, would not have a Material Adverse Effect and there are no appeals nor any other actions pending to revoke any such licenses or permits. Such licenses and permits are valid and in full force and effect, and no such licenses or permits will be terminated or materially impaired or become terminable as a result of the Transactions, except for those that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.21 Letters of Credit, Surety Bonds, Guarantees. Section 3.21 of the Disclosure Schedule lists, as of the date hereof, all letters of credit, performance or payment bonds, guaranty arrangements and surety bonds of any nature involving amounts in excess of $25,000 relating to the Company or any Subsidiary.

SECTION 3.22 Brokers. No broker, finder or investment banker (other than Warburg Dillon Read LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Warburg Dillon Read LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

SECTION 3.23 Year 2000. The Company has made and will continue to make reasonable efforts to enable the Company's computer systems and software to accurately process date data, including but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

SECTION 3.24 Applicability of State Takeover Statutes. The Section 203 Approval is valid and in full force and effect. Section 203 of Delaware Law will not apply to the Stock Option Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the other Transactions.

SECTION 3.25 Amendment to Rights Agreement. The Company's Board of Directors has taken all necessary action (including any amendment thereof) under the Rights Agreement so that (x) none of the execution or delivery of this

Agreement or the Stock Option Agreement, consummation of the Offer, or any other transaction contemplated hereby or thereby will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Distribution Date" (as defined in the Rights Agreement) to occur upon any such event and (y) the "Expiration Date" (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time.

SECTION 3.26 Opinion of Financial Advisor. The Company has received the opinion of Warburg Dillon Reed LLC to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by Warburg Dillon Reed LLC to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Warburg Dillon Reed LLC and its counsel.

SECTION 3.27 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in any document (including, without limitation, the Disclosure Schedule), certificate, or other writing specifically identified in this Agreement to be furnished by the Company to Parent or Purchaser or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                     ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of Purchaser and their respective subsidiaries, taken as a whole.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the Transactions (other than with respect to the Merger, the filing of the Certificate of Merger). Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.03 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement and the Stock Option Agreement by Parent and Purchaser do not, and the consummation of the Transactions and compliance with the provisions of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of either Parent or Purchaser, (ii) assuming that required filings under the HSR Act are made by the appropriate parties, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, in cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of Parent or Purchaser and their respective subsidiaries, taken as a whole.

     (b) The execution and delivery of each of this Agreement and the Stock Option Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and the filing of the Certificate of Merger as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Purchaser from performing its obligations under this Agreement.

SECTION 4.04 Financing. Parent has commitments from BankAmerica Business Credit, Inc. (the "Lender") to obtain sufficient funds to permit Purchaser (i) to acquire all the outstanding Shares in the Offer and the Merger, (ii) to acquire all of the Notes (and obtain all of the related Consents) in the Note Tender Offer, written evidence of which has been provided to the Company (the "Commitment Letter"), and (iii) to satisfy the ongoing working capital needs of the Surviving Corporation. Except as set forth in the Commitment Letter, other than as may be required by law, to Parent's knowledge, there are no conditions or other limitations on the obligations of the lender to make available the funds as aforesaid.

SECTION 4.05 Offer Documents; Proxy Statement. Neither the Offer Documents nor the Note Tender Offer Documents will, at the time such documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Schedule 14D- 9, the Information Statement or the Proxy Statement will not, on the date such document (or any amendment or supplement thereto) is first mailed to stockholders of the Company, with respect to the Information Statement, at the time Shares are accepted for payment in the Offer and with respect to the Note Tender Offer Documents, at the time the Notes (and related Consents) are accepted for payment in the Note Tender Offer, and with respect to the Proxy Statement at the time of the Special Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents or the Note Tender Offer Documents. The Offer Documents and the Note Tender Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

SECTION 4.06 Brokers. No broker, finder or investment banker (other than Bear, Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                     ARTICLE V

                       CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the election or appointment of Purchaser's designees to the Board pursuant to Section 6.03 upon the purchase by Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and the Company shall use all reasonable best efforts consistent with good business judgment under the current circumstances to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers, vendors, distributors and other persons with which the Company or any Subsidiary has business relations to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. By way of amplification and not limitation, except as contemplated by this Agreement or by Section 5.01 of the Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change, directly or indirectly, its Constituent Documents;

     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, and except pursuant to the Stock Option Agreement and outstanding Options and Warrants and the Company's Associate Stock Purchase Plan, or (ii) any assets of the Company or any Subsi diary, except for sales in the ordinary course of business and in a manner consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business consistent with past practice; (ii) incur or modify any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or capital contributions, except in the ordinary course of business consistent with past practice; (iii) enter into any contract or agreement, other than any contract or agreement entered into in the ordinary course of business consistent with past practice and which requires payments by the Company or the Subsidiaries in an aggregate amount of less than $5,000,000 with respect to all such agreements taken together;
     (iv) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, except in the ordinary course of business consistent with past practice, or waive, release or assign any material rights or claims; or (v) authorize capital commitments, in an aggregate amount in excess of $2,500,000 for the Company and the Subsidiaries taken as a whole;

     (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant or modify any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary (other than in connection with hiring and terminating employees in the ordinary course of the Company's business), or establish, adopt, enter into or amend any collective bargaining agreement, any material bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, retention, termination or severance plan, benefit, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan or make, authorize or approve the payment of any extraordinary amount to any outside advisor, attorney or consultant in all cases, except as required by law;

     (g) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

     (h) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, or subsequently incurred in the ordinary course of business consistent with past practice;

     (j) waive the benefits of, or agree to modify in any manner any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

     (k) settle or comprise any pending or threatened suit, action or claim that is material or which relates to any of the Transactions;

     (l) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing; or

     (m) take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Offer or the Note Tender Offer set forth in Annex A and Annex B not being satisfied (subject to the Company's right to take action specifically permitted by Section 6.05).

                                     ARTICLE VI

                               ADDITIONAL AGREEMENTS

SECTION 6.01 Special Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law and its Constituent Documents, unless not required under applicable "short-form" merger provisions of Delaware Law, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Special Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law as determined in good faith by the Board following consultation with the Company's counsel, (A) include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions, including, without limitation, the Merger, and (B) use all reasonable efforts to obtain such approval and adoption. At the Special Stockholders' Meeting (or by consent if a stockholders meeting is not required), Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions, including, without limitation, the Merger.

SECTION 6.02 Proxy Statement. As soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, unless the Special Stockholders' Meeting is not required under applicable "short-form" merger provisions of Delaware Law, and shall use its best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy

Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Special Stockholders' Meeting at the earliest practicable time.

SECTION 6.03 Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Parent representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use all reasonable efforts to cause persons designated by Parent to constitute the same percentage as persons designated by Parent shall constitute of the Board with respect to (i) each committee of the Board (some of whom may be required to be independent as required by applicable law or requirements of The New York Stock Exchange), (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

     (b) The Company shall promptly take all actions required pursuant to
     Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include the Information Statement containing such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 as an annex to the Schedule 14D-9 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 6.03 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

     (c) Notwithstanding the provisions of this Section 6.03, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time be, Continuing Directors. From and after the time, if any, that Parent's designees constitute a majority of the Board, any amendment or modification of this Agreement, any amendment to the Company's Constituent Documents inconsistent with this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board to approve the actions contemplated hereby and the Transactions and the full Board; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Board.

SECTION 6.04 Access to Information; Confidentiality. (a) The Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent reasonable access on reasonable prior notice to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel during normal business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, offices, employees, contracts, commitments, books and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as Parent may from time to time reasonably request. Parent and Purchaser will make all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access to properties and employees and for data and information hereunder.

     (b) Parent agrees that all information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be kept confidential, by Purchaser, by Parent and by any other party which is to be afforded access pursuant to
     Section 6.04(a), in accordance with the confidentiality agreement, dated August 21, 1998 (the "Confidentiality Agreement"), between Parent and the Company, including the obligation to return all documents, work papers and other written materials obtained by Parent or its representatives in the event of the termination of this Agreement without the purchase of any Shares in the Offer.

SECTION 6.05 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, that nothing contained in this Section 6.05 or any other provision hereof shall prohibit the Company or the Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, following consultation with outside counsel, is required under applicable Law, provided that the Company may not, except as permitted by Section 6.05(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group concerning a Takeover Proposal if:

               (x) such Person or group has submitted a Superior Proposal; and

               (y) in the opinion of the Board such action is required to discharge the Board's fiduciary duties to the Company's stockholders under applicable Law, determined in good faith following consultation with outside counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board to violate its fiduciary duties to the Company's stockholders under applicable Law.

               The Company will promptly (but in no case later than 24 hours) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Takeover Proposal, and the Company will promptly (but in no case later than 24 hours) communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Takeover Proposal (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Takeover Proposal which was not previously provided to Parent. The Company will keep Parent informed of the status and details of any such Takeover proposal and will promptly (but in no case later than 24 hours) notify Parent of any determination by the Board that a Superior Proposal has been made.

     (b) Except as set forth in this Section 6.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, subject to compliance with the provisions of this Section 6.05, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Board received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Transactions on such adjusted terms.

SECTION 6.06 Directors' and Officers' Indemnification and Insurance. (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the same extent as such persons are entitled to indemnification as of the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in this Section 6.06 shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each Person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries.

     (b) Not later than 30 days after the consummation of the Offer, the Surviving Corporation shall procure directors' and officers' liability insurance policies (the "New Insurance") covering for a period of six years after the Effective Time those Persons who are currently covered by the Company's directors' and officers' liability insurance policies (the "Current Insurance") and providing coverage (including but not limited to amounts of coverage, amounts of deductibles, employment practices liability and other terms) that are no less favorable than the terms (exclusive of year 2000 coverage) contained in the Current Insurance. The Surviving Corporation will maintain the New Insurance continuously in effect for such six years period and will not cancel the Current Insurance unless and until the New Insurance has been procured. If the New Insurance is provided under any insurance policies other than a "run-off" of the Company's existing insurance policies, such new policies shall be in form and substance reasonably satisfactory to the Continuing Directors.

     (c) This Section 6.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

SECTION 6.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which causes any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08 Further Action; Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer, the Note Tender Offer and the Merger and including, without limitation, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (iii) except as contemplated by this Agreement, use all reasonable efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Company shall use all reasonable efforts to take all such action. Notwithstanding the foregoing, in no event shall Parent, Purchaser or the Surviving Corporation be required to divest any of their respective assets or agree to any restrictions in their businesses as currently or proposed to be conducted.

SECTION 6.09 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior approval of the Chief Executive Officer of both Parent and the Company, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

SECTION 6.10 Confidentiality Agreement. Assuming the Minimum Stock Condition has been satisfied, upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

SECTION 6.11 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board. If any state takeover statute other than Section 203 of the Delaware Law becomes or is deemed to become applicable to the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

SECTION 6.12 Employment Covenant. Parent shall provide each employee of the Company with credit for all service with or credited by the Company under each of Parent's employee benefit plans, programs and arrangements for purposes of eligibility, vesting and, to the extent not prohibited by applicable regulation, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits). Nothing herein obligates Parent to maintain any Plan, program or arrangement which it otherwise has the ability to terminate.

SECTION 6.13 Financing. Parent and Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the Commitment Letter, subject to satisfactory documentation in Parent's and Purchaser's reasonable discretion.

                                    ARTICLE VII

                              CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement and the Transactions, including, without limitation, the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of the stockholders is not required by Delaware Law);

     (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (c) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their reasonable efforts to lift) and has the effect of making the acquisition of Shares by Purchaser or any affiliate of Purchaser or the consummation of the Merger illegal under applicable law or otherwise restricting, preventing or prohibiting under applicable law consummation of the Transactions;

     (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer;

     (e) Note Tender Offer. The Supplemental Indenture shall have been entered into and Purchaser or its permitted assignee shall have purchased all Notes validly tendered and not withdrawn pursuant to the Note Tender Offer; and

     (f) Financing. Purchaser shall have received sufficient financing, on terms at least as favorable to it as those specified in the Commitment Letter, to pay the aggregate Merger Consideration payable hereunder, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation.

                                    ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) By the mutual written consent of Parent and the Company, provided, however, that if Parent shall have a majority of the directors pursuant to
     Section 6.03, such consent of the Company may only be given if approved by the Continuing Directors.

     (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by this Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By either of Parent or the Company if the Note Tender Offer and the Offer have not been consummated by January 4, 1999 (except the Purchaser may extend the expiration date of the Note Tender Offer and the Offer through January 9, 1999 as required to comply with any rule, regulation or interpretation of the SEC) or the Effective Time shall not have occurred on or before April 30, 1999; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

     (d) By the Company:

          (i) if the Company has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 6.05(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates this Agreement and makes simultaneous payment to Parent of the Expenses and the Termination Fee; or

          (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Purchaser purchasing any Shares pursuant thereto; or

          (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or

          (iv) if there shall be a material breach by Parent or Purchaser or any of their representations, warranties, covenants or agreements contained in this Agreement.

     (e) By Parent or Purchaser:

          (i) If prior to the purchase of the Shares pursuant to the Offer, (A) the Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved a Takeover Proposal; or (B) there shall have been a material breach of any provision of Section 6.05; or

          (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder; or

          (iii) if Parent or Purchaser shall have terminated the Note Tender Offer without Parent or Purchaser purchasing any Notes thereunder; or

          (iv) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or

          (v) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares; or

          (vi) if, prior to the purchase of the Shares pursuant to the Offer, the Company receives a Takeover Proposal from any Person (other than Parent or Purchaser), and the Board takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than five business days following such receipt) has elapsed for the Board to review and make a recommendation with respect to such Takeover Proposal; or

          (vii) if, after the consummation of the Offer, there shall be a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement or the Stock Option Agreement.

SECTION 8.02 Effect of the Termination. In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 6.04(b), this Section 8.02, Section 8.03 and
Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) If (x) Parent or Purchaser terminates this Agreement pursuant to
     Section 8.01(e)(i), 8.01(e)(v) or 8.01(e)(vi) or (y) the Company terminates this Agreement pursuant to Section 8.01(d)(i), then in each case, the Company shall pay, or cause to be paid to Parent, or Purchaser, at the time of termination, an amount equal to $5,000,000 (the "Termination Fee") plus an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions, including, without limitation, the fees (other than any break-up, success or other contingent fee) and out-of-pocket expenses payable to all banks, investment banking firms and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Transactions up to an aggregate of $2,500,000 (the "Expenses"). In addition, if this Agreement is terminated by Parent or Purchaser pursuant to Section 8.01(e)(ii), 8.01(e)(iii) or 8.01(e)(vii) (other than by reason of a breach of Section 6.05) or, prior to consummation of the Offer, by reason of a breach of the conditions set forth in paragraph (d) of Annex A, or by the Company pursuant to Section 8.01(d)(ii) and at the time of such termination, neither Parent nor Purchaser is in material breach of this Agreement, then the Company shall pay to Parent, at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, announce its intention to enter into an agreement with respect to a Takeover Proposal and the Company subsequently consummates the transaction(s) contemplated by such agreement, then the Company shall pay the Termination Fee concurrently with such consummation; provided, however, that, with respect to a termination pursuant to Section 8.01(e)(ii) or 8.01(e)(iii), the Expenses and the Termination Fee will be payable only if the Offer and the Note Tender Offer shall have remained continuously open for a period of at least 20 business days and neither the Minimum Stock Condition nor the Minimum Note Condition were satisfied at the expiration of the Offer or the Note Tender Offer, as the case may be. Any payments required to be made pursuant to this Section 8.03 shall be made by wire transfer of same day funds to an account designated by Parent.

     (c) Expenses. The Company shall pay all Taxes, such as (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees, incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

SECTION 8.04 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                     ARTICLE IX

                                 GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles II and IX and Section 6.06 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(b), 8.02, 8.03 and Article IX shall survive termination indefinitely.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or refusal by the addressee thereof) by delivery in person, by a recognized overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Purchaser:

       Ames Department Stores, Inc.
       2418 Main Street
       Rocky Hill, Connecticut  06067

       Attn: David Lissy, Esq.

with a copy to:

       Weil, Gotshal & Manges LLP
       767 Fifth Avenue
       New York, New York  10153
       Attn:  Jeffrey J. Weinberg, Esq.

if to the Company:

       Hills Stores Company
       15 Dan Road
       Canton, Massachusetts  02021
       Attn:  William Friend, Esq.

with a copy to:

       Kramer Levin Naftalis & Frankel LLP
       919 Third Avenue
       New York, New York  10022
       Attn:  Paul  S. Pearlman, Esq.

SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

     (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

     (d) "Cash Equivalents" means cash and highly liquid investments with maturities of three months or less from the date of purchase and whose cost approximates market value due to the short maturity of the investments;

     (e) "Continuing Director" means (i) any member of the Board of Directors of the Company as of the date hereof, or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors of the Company, and in each case under clauses (i) and (ii), who is not an employee of the Company;

     (f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (g) "Equity Deferred Contingent Cash Right" means an amount, rounded up the nearest whole cent, equal to 25% of the Net Recovery (as defined below) divided by the total number of Shares outstanding immediately before consummation of the Offer, after giving effect to the exercise after consummation of the Offer of any Options, Warrants and rights under the Hills Associate Stock Purchase Plan outstanding on the date hereof;

     (h) "Hills Litigation" shall mean the claims filed against the defendants in Hills Stores Company v. Bozic, et al, (Del. Ch., filed September 1995), and the counterclaims asserted in such action, and any other claims by the Company arising out of or with respect to the subject matter of the claims filed by the Company against the defendants in the aforesaid action;

     (i) "Inventory" means all inventory, goods, merchandise and other tangible personal property intended for sale or lease, valued using the retail method on the lower of last-in, first-out (LIFO) cost or market basis;

     (j) "Litigation Committee" means the three individuals (who shall be reasonably acceptable to the Parent and not have any independent interest in the Hills Litigation other than as a holder of DCCRs) designated by the Company's Board of Directors prior to the consummation of the Offer to serve as the members of such committee. Any vacancy on the Litigation Committee shall be filled by the remaining members of the Litigation Committee. Any action of the Litigation Committee must be taken by a majority of its members;

     (k) "Loan Agreement" means the Loan and Security Agreement, dated as of September 30, 1996, as subsequently amended, among the financial institutions named therein as lenders, BankAmerica Business Credit, Inc. as agent, Hills Department Stores Company as borrower, C.R.H. International, Inc. as borrower, and the other loan parties named therein;

     (l) "Net Recovery" means (1) the sum of (A) cash payments, if any, actually received by the Surviving Corporation in respect of a final, non-appealable judgment in or settlement (including any cash tax refund received by any defendant and paid over to the Surviving Corporation) of the Hills Litigation and any advances to other parties recovered by the Surviving Corporation and (B) amounts received after the consummation of the Offer from certain employees of the Company who settled related claims prior to such time or who otherwise make payments after such time in respect of such related claims (including any cash tax refund received by any such persons and paid over to the Surviving Corporation), together with any interest earned on the foregoing (such cash payments are hereinafter referred to as the "Cash Payment") minus, without prioritization, (2) the sum of (A) the aggregate expenses incurred after consummation of the Offer by Parent, Purchaser, the Company or the Surviving Corporation in prosecuting and defending the Hills Litigation and obtaining such Cash Payment, (B) the aggregate payments or advances by the Company or the Surviving Corporation after consummation of the Offer to or on behalf of third parties relating to claims of indemnification in connection with the Hills Litigation, (C) the Committee Fee, (D) any indemnification payments on behalf the Litigation Committee pursuant to Section 2.11(g) above, and (E) any payments or settlements made by the Surviving Corporation on counterclaims under the Hills Litigation;

     (m) "Note Deferred Contingent Cash Right" means, with respect to any holder of Notes, an amount, rounded up to the nearest whole cent, equal to 50% of the Net Recovery multiplied by a fraction, the numerator of which is the principal amount of the Notes purchased from such holder of Notes, and the denominator of which is the total principal amount of all Notes purchased in the Note Offer to Purchase;

     (n) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

     (o) "Representative" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries);

     (p) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Purchaser or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries;

     (q) "Superior Proposal" means an unsolicited bona fide proposal by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, the Company by merger or consolidation, and otherwise on terms which the Board determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such Third Party and which, in the good faith reasonable judgment of the Board is reasonably likely to be consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Offer and Merger;

     (r) "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 30% or more of any class of equity securities of the Company or any of its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its material Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of or 30% or more of the equity interest in either the Company or any of its material Subsidiaries; and

     (s) "Working Capital" means, with respect to the Company and its Subsidiaries on the date the Financial MAC is determined, the excess of (a) the sum of book cash and cash equivalents plus book bankcard receivables plus book inventory, less (b) the sum of the outstanding balance under the Loan Agreement plus book merchandise/trade accounts payable. Such book amounts shall be determined consistently with the practices used by the Company in arriving at its regular month-end amounts and/or as defined in the Company's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended January 31, 1998, except that interim weekly data shall be used to "roll-forward" balances from the end of the fiscal month of November to December 26, 1998; provided further, that if the Company has notified the Purchaser's chief financial or chief accounting officer, in writing delivered by express mail or delivery or by fax, that (i) the Company has prepaid any sales, payroll or other similar fiduciary taxes through the period ending January 2, 1999, and (ii) the amount of such prepayments, that the amount of such prepayments shall be deducted from the outstanding balance under the Loan Agreement in calculating the Financial MAC.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement, Assignment. This Agreement constitutes the entire agreement among the parties with respect to 6.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and Section
2.11 (which is intended to be for the benefit of the holders of the DCCRs and the Litigation Committee but may be enforced only by the Litigation Committee).

SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Certain Undertakings by Parent. Parent shall be responsible for the performance of, and, if necessary, shall perform, or cause to be performed each obligation of Purchaser or the Surviving Corporation, or either of their permitted successors and assigns, under this Agreement.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                         AMES DEPARTMENT STORES, INC.

                         By: /s/ Joseph R. Ettore
                             --------------------------------
                             Name: Joseph R. Ettore
                             Title: President


                         HSC ACQUISITION CORP.

                         By: /s/ Joseph R. Ettore
                             --------------------------------
                             Name: Joseph R. Ettore
                             Title: President


                         HILLS STORES COMPANY

                         By: /s/ Chaim Y. Edelstein
                             --------------------------------
                             Name: Chaim Y. Edelstein
                             Title: Chairman

                                      ANNEX A

                        CONDITIONS TO THE STOCK TENDER OFFER


Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger of which this Annex A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered Shares, if (i) the Minimum Stock Condition shall not have been satisfied, (ii) the Note Purchase Condition shall not have been satisfied, (iii) any applicable waiting period under the HSR Act has not expired or been terminated, or (iv) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur and be continuing:

     (a) there shall be threatened or pending any suit, action or proceeding by a federal, state, or foreign governmental entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets, (ii) seeking to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or the Stock Option Agreement, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser or Parent, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise would have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its subsidiaries; or

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to any Transaction, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (viii) of paragraph (a) above; or

     (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (5) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (6) in the case of any of the situations in clauses (1) through (5) inclusive, existing on the date hereof, a material acceleration or worsening thereof; or

     (d) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth herein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger or any of the other Transactions; or

     (e) there shall have occurred any events or changes which have had or would have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

     (f) the Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, (ii) shall have recommended a Takeover Proposal,
     (iii) shall have adopted any resolution to effect any of the foregoing, or
     (iv) upon request of Parent or Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Agreement, the Merger or any of the other Transactions; or

     (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
     Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares;

     (h) any party to the Stock Option Agreement other than Parent or Purchaser shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent or Purchaser under the Stock Option Agreement;

     (i) the Agreement shall have terminated in accordance with its terms;

     (j) Purchaser shall not have received sufficient financing, on terms at least as favorable to Purchaser as are contained in the Commitment Letter, to pay the aggregate Merger Consideration payable hereunder, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation (it being agreed that Parent and Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the Commitment Letter, subject to satisfactory documentation in Parent's and Purchaser's reasonable discretion); or

     (k) If the Offer has not expired on or before December 28, 1998, the Company shall have failed to deliver a certificate to Parent, in form and substance reasonably acceptable to Arthur Andersen LLP and Parent, stating that a Financial MAC has not occurred;

     which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser not otherwise in breach of this Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      ANNEX B

                        CONDITIONS TO THE NOTE TENDER OFFER

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger of which this Annex B is a part. Notwithstanding any other provision of the Note Tender Offer, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Notes, and may amend the Note Tender Offer consistent with the terms of the Agreement or terminate the Note Tender Offer and not accept for payment any tendered Notes, if (i) the Minimum Note Condition shall not have been satisfied, (ii) the Minimum Stock Condition shall not have been satisfied, or (iii) at any time on or after the date of the Agreement and prior to the acceptance for payment of Notes and related Consents, any of the following events shall occur and be continuing:

     (a) there shall be threatened or pending any suit, action or proceeding by a federal, state or foreign governmental entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets, (ii) seeking to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Notes pursuant to the Note Tender Offer or payment for the related Consents, (iv) seeking to restrain or prohibit the making or consummation of the Note Tender Offer, the seeking of Consents, or the performance of any of the other Transactions, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser or Parent, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Notes pursuant to the Note Tender Offer, (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of any Notes or related Consents, or (viii) which otherwise would have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its subsidiaries; or

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to any Transaction, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (viii) of paragraph (a) above; or

     (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (5) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (6) in the case of any of the situations in clauses (1) through (5) inclusive, existing on the date hereof, a material acceleration or worsening thereof; or

     (d) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth herein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger or any of the other Transactions; or

     (e) there shall have occurred any events or changes which have had or would have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

     (f) the Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, (ii) shall have recommended a Takeover Proposal,
     (iii) shall have adopted any resolution to effect any of the foregoing, or
     (iv) upon request of Parent or Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Agreement, the Merger or any of the other Transactions; or

     (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
     Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

     (h) any party to the Stock Option Agreement other than Parent or Purchaser shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent or Purchaser under the Stock Option Agreement;

     (i) the Agreement shall have terminated in accordance with its terms;

     (j) Purchaser shall not have received sufficient financing, on terms at least as favorable to Purchaser as are contained in the Commitment Letter, to pay the aggregate Merger Consideration payable hereunder, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation (it being agreed that Parent and Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the Commitment Letter, subject to satisfactory documentation in Parent's and Purchaser's reasonable discretion); or

     (k) If the Note Tender Offer has not expired on or before December 28, 1998, the Company shall have failed to deliver a certificate to Parent, in form and substance reasonably acceptable to Arthur Andersen LLP and Parent, stating that a Financial MAC has not occurred;

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser not otherwise in breach of this Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                     Exhibit A

                               STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of November 12, 1998, by and between Hills Stores Company, a Delaware corporation ("Company") and Ames Department Stores, Inc., a Delaware corporation ("Parent").

WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and HSC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Purchaser will be merged with and into Company (the "Merger"); and

WHEREAS, as a condition to Parent's and Purchaser's willingness to enter into the Merger Agreement, Parent has requested that Company agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, Company has so agreed, to grant to Parent an option with respect to certain shares of Company's common stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Grant of Option. Company hereby grants Parent an irrevocable option (the "Stock Option") to purchase up to 2,073,753 shares of common stock, $.01 par value per share, of Company (the "Company Common Stock"), or such other number of shares of Company Common Stock as equals 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise of the Stock Option, in the manner set forth below, at a price of $1.50 per share (the "Exercise Price"), payable in cash in accordance with Section 4 hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     2. Exercise of Option. The Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time (a) after the Merger Agreement is terminated pursuant to Section 8.01(d)(i) or 8.01(e)(i)(A) (a "Trigger Event") or (b) at any time after the acceptance of the Offer by Purchaser and prior to the Effective Time.

     In the event Parent wishes to exercise the Stock Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock it wishes to purchase. Each closing of a purchase of shares of Company Common Stock (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

          (a) The Stock Option shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8.01 thereof, other than a termination as a result of the occurrence of a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement as the result of the occurrence of a Trigger Event (or if, at the expiration of such 120 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (ii) later than 210 days after the date of termination of the Merger Agreement).

          (b) Notwithstanding the foregoing, the Stock Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

3. Conditions to Closing. The obligation of Company to issue shares of Company Common Stock to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act applicable to the issuance of shares of

Company Common Stock hereunder shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal administrative agency or commission or other federal governmental authority or instrumentality, if any, required in connection with the issuance of shares of Company Common Stock hereunder shall have been obtained or made, as the case may be; and (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

4. Closing. At any Closing, (a) Company will deliver to Parent a single certificate in definitive form representing the number of shares of Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent, Purchaser or such other affiliate of Parent as Parent shall designate in the Exercise Notice and shall bear the legend set forth in Section 10, and (b) Parent will deliver to Company the aggregate Exercise Price for the shares of Company Common Stock so designated and being purchased at such Closing by wire transfer of immediately available funds.


5. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved, 2,073,753 unissued shares of Company Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable,
(e) upon delivery of such shares of Company Common Stock to Parent upon exercise of the Stock Option, Parent will acquire valid title to all of such shares, free and clear of any and all liens of any nature whatsoever, (f) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not (1) violate the certificate of incorporation or by-laws of Company, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Company or by which it or any of its assets or properties is bound or affected, or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the property or assets of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its assets or properties is bound or affected (except, in the case of clauses (2) or (3) above, for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Company), and (g) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for pre-merger notification requirements of the HSR Act.

6. Representations and Warranties of Parent. Parent represents and warrants to Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of Company, is enforceable against Parent in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not (1) violate the certificate of incorporation or by-laws of Parent, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Parent or by which it or any of its properties or assets is bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets is bound or affected (except, in the case of clauses
(2) and (3) above, for violations, breaches, or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial condition, assets or liabilities of Parent), (e) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for pre-merger notification requirements of the HSR Act, and (f) any shares of Company Common Stock acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Parent for its own account and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.

7. Certain Repurchases. (a) Parent Put. At the request of Parent at any time during which the Stock Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Company (or any successor entity thereof) shall repurchase from Parent the Stock Option, or any portion thereof, for a price equal to the amount by which the "Market/Tender Offer Price" for shares of Company Common Stock as of the date Parent gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the highest price per share paid as of such date pursuant to any tender or exchange offer or other Takeover Proposal or (B) the average of the closing sale prices of shares of Company Common Stock on the NYSE for the ten trading days immediately preceding such date) exceeds the Exercise Price, multiplied by the number of shares of Company Common Stock purchasable pursuant to the Stock Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7)).

          (b) Payment and Redelivery of Stock Option or Shares. In the event Parent exercises its rights under this Section 7, Company shall, within 10 business days thereafter, pay the required amount to Parent in immediately available funds and Parent shall surrender to Company the Stock Option.

8. Registration Rights. In the event that Parent shall desire to sell any of the shares of Company Common Stock purchased pursuant to the Stock Option within 3 years after such purchase, and such sale requires in the opinion of counsel to Parent, which opinion shall be reasonably satisfactory to Company and its counsel, registration of such shares under the Securities Act of 1933, Parent may, by written notice (the "Registration Notice") to Company (the "Registrant"), request the Registrant to register under the Securities Act all or any part of the shares purchased pursuant to the Stock Option ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" (as defined in Section 13(d)(3) of the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 2% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to Company (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price to be specified in such Registration Notice (the "Fair Market Value"). The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Parent within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such Registrable Securities. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant and its designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

If the Registrant does not elect to exercise its option pursuant to this Section 8 with respect to all Registrable Securities designated in the Registration Notice, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clause (B) below or 120 days in the case of clause (A) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of the Board of Directors of the Registrant, such information would have to be disclosed if a registration statement were filed at that time; or (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement with respect thereto, the provisions of this Section 8 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section 8 in any 12 month period. The Registrant shall use its best efforts to cause all Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue-sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide the Registrant with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

9. Adjustment upon Changes in Capitalization. In the event of any change in Company Common Stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

10. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall initially be endorsed with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED NOVEMBER 11, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement. In no event will any transferee of any Restricted Shares be entitled to the rights of Parent hereunder. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in
Section 10.

12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

13. Entire Agreement. This Agreement and the Merger Agreement (together with the other documents and instruments referred to in the Merger Agreement, and the exhibits and disclosure schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

14. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

15. No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

16. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by recognized national delivery service or sent by certified or registered mail, postage prepaid, and shall be deemed to be given upon receipt at the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                   (a)   if to Parent, to:

                         Ames Department Stores, Inc.
                         2418 Main Street
                         Rocky Hill, Connecticut 06067
                         Attention:  David Lissy, Esq.

                               with a copy (which shall
                               not constitute notice) to:

                         Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, New York 10153
                         Attention: Jeffrey J. Weinberg, Esq.

                   (b)   if to Company, to:

                         Hills Stores Company
                         15 Dan Road
                         Canton, Massachusetts 02021
                         Attention:  William Friend, Esq.

                               with a copy (which shall
                               not constitute notice) to:

                         Kramer Levin Naftalis & Frankel LLP

                         919 Third Avenue
                         New York, New York 10022
                         Attention: Paul S. Pearlman, Esq.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

21. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                         HILLS STORES COMPANY

                         By: /s/ Chaim Y. Edelstein
                             --------------------------------
                             Name: Chaim Y. Edelstein
                             Title: Chairman


                         AMES DEPARTMENT STORES, INC.

                         By: /s/ Joseph R. Ettore
                             --------------------------------
                             Name: Joseph R. Ettore
                             Title: President


                         HSC ACQUISITION CORP.

                         By: /s/ Joseph R. Ettore
                             --------------------------------
                             Name: Joseph R. Ettore
                             Title: President

                                                                       ANNEX II

                               STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of November 12, 1998, by and between Hills Stores Company, a Delaware corporation ("Company") and Ames Department Stores, Inc., a Delaware corporation ("Parent").

WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and HSC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Purchaser will be merged with and into Company (the "Merger"); and

WHEREAS, as a condition to Parent's and Purchaser's willingness to enter into the Merger Agreement, Parent has requested that Company agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, Company has so agreed, to grant to Parent an option with respect to certain shares of Company's common stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Option. Company hereby grants Parent an irrevocable option (the "Stock Option") to purchase up to 2,073,753 shares of common stock, $.01 par value per share, of Company (the "Company Common Stock"), or such other number of shares of Company Common Stock as equals 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise of the Stock Option, in the manner set forth below, at a price of $1.50 per share (the "Exercise Price"), payable in cash in accordance with Section 4 hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2. Exercise of Option. The Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time (a) after the Merger Agreement is terminated pursuant to Section 8.01(d)(i) or 8.01(e)(i)(A) (a "Trigger Event") or (b) at any time after the acceptance of the Offer by Purchaser and prior to the Effective Time.

In the event Parent wishes to exercise the Stock Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock it wishes to purchase. Each closing of a purchase of shares of Company Common Stock (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

     (a) The Stock Option shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
     Section 8.01 thereof, other than a termination as a result of the occurrence of a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement as the result of the occurrence of a Trigger Event (or if, at the expiration of such 120 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (ii) later than 210 days after the date of termination of the Merger Agreement).

     (b) Notwithstanding the foregoing, the Stock Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

3. Conditions to Closing. The obligation of Company to issue shares of Company Common Stock to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act applicable to the issuance of shares of Company Common Stock hereunder shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal administrative agency or commission or other federal governmental authority or instrumentality, if any, required in connection with the issuance of shares of Company

Common Stock hereunder shall have been obtained or made, as the case may be; and
(ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

4. Closing. At any Closing, (a) Company will deliver to Parent a single certificate in definitive form representing the number of shares of Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent, Purchaser or such other affiliate of Parent as Parent shall designate in the Exercise Notice and shall bear the legend set forth in Section 10, and (b) Parent will deliver to Company the aggregate Exercise Price for the shares of Company Common Stock so designated and being purchased at such Closing by wire transfer of immediately available funds.


5. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved, 2,073,753 unissued shares of Company Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable,
(e) upon delivery of such shares of Company Common Stock to Parent upon exercise of the Stock Option, Parent will acquire valid title to all of such shares, free and clear of any and all liens of any nature whatsoever, (f) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not (1) violate the certificate of incorporation or by-laws of Company, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Company or by which it or any of its assets or properties is bound or affected, or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the property or assets of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its assets or properties is bound or affected (except, in the case of clauses (2) or (3) above, for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Company), and (g) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for pre-merger notification requirements of the HSR Act.


6. Representations and Warranties of Parent. Parent represents and warrants to Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of Company, is enforceable against Parent in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not (1) violate the certificate of incorporation or by-laws of Parent, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Parent or by which it or any of its properties or assets is bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets is bound or affected (except, in the case of clauses (2) and (3) above, for violations, breaches, or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial condition, assets or liabilities of Parent), (e) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for pre-merger notification requirements of the HSR Act, and (f) any shares of Company Common Stock acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Parent for its own account and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.

7. Certain Repurchases. (a) Parent Put. At the request of Parent at any time during which the Stock Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Company (or any successor entity thereof) shall repurchase from Parent the Stock Option, or any portion thereof, for a price equal to the amount by which the "Market/Tender Offer Price" for shares of Company Common Stock as of the date Parent gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the highest price per share paid as of such date pursuant to any tender or exchange offer or other Takeover Proposal or (B) the average of the closing sale prices of shares of Company Common Stock on the NYSE for the ten trading days immediately preceding such date) exceeds the Exercise Price, multiplied by the number of shares of Company Common Stock purchasable pursuant to the Stock Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7)).

     (b) Payment and Redelivery of Stock Option or Shares. In the event Parent exercises its rights under this Section 7, Company shall, within 10 business days thereafter, pay the required amount to Parent in immediately available funds and Parent shall surrender to Company the Stock Option.

8. Registration Rights. In the event that Parent shall desire to sell any of the shares of Company Common Stock purchased pursuant to the Stock Option within 3 years after such purchase, and such sale requires in the opinion of counsel to Parent, which opinion shall be reasonably satisfactory to Company and its counsel, registration of such shares under the Securities Act of 1933, Parent may, by written notice (the "Registration Notice") to Company (the "Registrant"), request the Registrant to register under the Securities Act all or any part of the shares purchased pursuant to the Stock Option ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" (as defined in Section 13(d)(3) of the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 2% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to Company (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price to be specified in such Registration Notice (the "Fair Market Value"). The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Parent within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such Registrable Securities. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant and its designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

If the Registrant does not elect to exercise its option pursuant to this Section 8 with respect to all Registrable Securities designated in the Registration Notice, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clause (B) below or 120 days in the case of clause (A) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of the Board of Directors of the Registrant, such information would have to be disclosed if a registration statement were filed at that time; or (B) the

Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement with respect thereto, the provisions of this Section 8 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section 8 in any 12 month period. The Registrant shall use its best efforts to cause all Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue-sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide the Registrant with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

9. Adjustment upon Changes in Capitalization. In the event of any change in Company Common Stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

10. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall initially be endorsed with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED NOVEMBER 11, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement. In no event will any transferee of any Restricted Shares be entitled to the rights of Parent hereunder. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in
Section 10.

12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

13. Entire Agreement. This Agreement and the Merger Agreement (together with the other documents and instruments referred to in the Merger Agreement, and the exhibits and disclosure schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

14. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby. 15. No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

16. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by recognized national delivery service or sent by certified or registered mail, postage prepaid, and shall be deemed to be given upon receipt at the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                   (a)   if to Parent, to:

                         Ames Department Stores, Inc.
                         2418 Main Street
                         Rocky Hill, Connecticut 06067
                         Attention:  David Lissy, Esq.

                               with a copy (which shall
                               not constitute notice) to:

                         Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, New York 10153
                         Attention:  Jeffrey J. Weinberg, Esq.

                   (b)   if to Company, to:

                         Hills Stores Company
                         15 Dan Road
                         Canton, Massachusetts 02021
                         Attention:  William Friend, Esq.

                               with a copy (which shall
                               not constitute notice) to:

                         Kramer Levin Naftalis & Frankel LLP
                         919 Third Avenue
                         New York, New York 10022

                         Attention: Paul S. Pearlman, Esq.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

21. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                         HILLS STORES COMPANY

                         By: /s/ Chaim Y. Edelstein
                             --------------------------------
                             Name: Chaim Y. Edelstein
                             Title: Chairman


                         AMES DEPARTMENT STORES, INC.

                         By: /s/ Joseph R. Ettore
                             --------------------------------
                             Name: Joseph R. Ettore
                             Title: President


                         HSC ACQUISITION CORP.

                         By: /s/ Joseph R. Ettore
                             --------------------------------
                             Name: Joseph R. Ettore
                             Title: President

                                                                     ANNEX III


SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE - APPRAISAL RIGHTS.


      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;



                                      III-1

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or



                                      III-2
      consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by



                                      III-3
publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such



                                      III-4
terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
















                                      III-5

                                                                      ANNEX IV

                      [WARBURG DILLON READ LLC LETTERHEAD]

                                November 11, 1998

The Board of Directors
Hills Stores Company
15 Dan Road
Canton, Massachusetts 02021

Ladies and Gentlemen:

We understand that Hills Stores Company (the "Company") is considering a transaction whereby Ames Department Stores, Inc. (the "Purchaser") will acquire the Company (the "Transaction"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 12, 1998, by and among the Purchaser, HSC Acquisition Corp., a wholly owned subsidiary of the Purchaser ("Sub"), and the Company (the "Purchase Agreement"), Sub will make a cash tender offer (the "Offer") to purchase (i) all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Shares"), and (ii) all the issued and outstanding shares of Series A convertible preferred stock, par value $0.10 per share, of the Company (the "Preferred Shares" and, together with the Common Shares, the "Shares"), in each case together with the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of August 16, 1994, between the Company and Chemical Bank, as rights agent, for $1.50 per Share (such amount being hereinafter referred to as the "Per Share Cash Amount") net to the seller in cash, and an Equity Deferred Contingent Cash Right (as defined in the Purchase Agreement), upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer. The Purchase Agreement further contemplates that, following consummation of the Offer, each Share not acquired in the Offer (except those owned by the Purchaser, Sub, the Company or any direct or indirect wholly owned subsidiary of the Purchaser or the Company or Dissenting Shares (as defined in the Purchase Agreement)) will be converted in a subsequent merger of Sub with and into the Company (the "Merger") into the right to receive an amount equal to the Per Share Cash Amount in cash and an Equity Deferred Contingent Cash Right. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

You have requested our opinion as to whether, as of the date hereof, the Per Share Cash Amount to be offered to the holders of Shares by the Purchaser in the Transaction is fair, from a financial point of view, to the holders of Shares.

Warburg Dillon Read LLC ("WDR") and its predecessors have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, WDR and its predecessors may have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may have traded securities of the Company or the Purchaser for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company with respect to whether such shareholder should tender Shares pursuant to the Offer or as to how such shareholder should vote with respect to the Merger. Furthermore, at your direction, this opinion does not address the value of, or fairness to the holders of Shares of, the Equity Deferred Contingent Cash Rights.

At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement (including, without limitation, the Note Tender Offer (as defined in the Purchase Agreement)) or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement does not differ in any material respect from the draft that we have examined, and that the Company, the Purchaser and Sub will comply with all the material terms of the Purchase Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical information relating to the Company,
(ii) reviewed the historical price and trading activity for the Common Shares,
(iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available,
(iv) conducted discussions with members of the senior management of the Company;
(v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vi) compared the financial terms of the Transaction with the publicly available terms of certain other transactions which we believe to be generally relevant, (vii) reviewed drafts of the Purchase Agreement, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate. We were not requested to, and did not, solicit third party indications of interest in acquiring the Company.

In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to financial forecasts, estimates and projections referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, November 11, 1998. In addition, we have not been asked to and do not express any opinion as to the tax consequences of the Transaction to any holder of Shares.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Per Share Cash Amount to be offered to the holders of Shares by the Purchaser in the Transaction is fair, from a financial point of view, to the holders of Shares.



                                           Very truly yours,

                                           WARBURG DILLON READ LLC




                                      IV-2